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Exhibit 10.11

PURCHASE AND SALE AGREEMENT

between

Duke Energy Field Services, LP

and

Crosstex Energy Services, L.P.

April 29, 2003

TABLE OF CONTENTS

ARTICLE I CERTAIN DEFINITIONS		1
1.1	Certain Defined Terms	1
1.2	Other Definitional Provisions	10
1.3	Headings	10
1.4	Other Terms	10
ARTICLE II THE TRANSACTION		11
2.1	The Transaction	11
2.2	Purchase Price	11
2.3	Purchase Price Allocation	11
ARTICLE III ADJUSTMENTS, PRORATIONS AND SETTLEMENT		11
3.1	Adjustments	11
3.2	Prorations of Property Taxes, Expenses, Capital Projects, Suspense Funds, Excess Inventory and Imbalances	11
3.3	Preliminary Settlement Statement	12
3.4	Final Settlement Statement	12
3.5	Dispute Procedures	12
3.6	Payments	12
3.7	Special Provisions with Respect to Georgia Pacific	13
ARTICLE IV ASSUMED OBLIGATIONS		13
4.1	Assumption of Assumed Obligations	13
ARTICLE V REPRESENTATIONS AND WARRANTIES OF DEFS		13
5.1	Organization, Good Standing, and Authority	13
5.2	Enforceability	13
5.3	No Conflicts	14
5.4	Consents, Approvals, Authorizations and Governmental Regulations; Permits	14
5.5	Taxes. Except as set forth in Schedule 5.5:	14
5.6	Operating Statements	15
5.7	Litigation; Compliance with Laws	15
5.8	Assumed Contracts	15
5.9	Intellectual Property	15
5.10	Preferential Rights to Purchase	16
5.11	Broker's or Finder's Fees	16
5.12	Condemnation	16
5.13	Environmental Matters	16
5.14	Benefit Plan Liabilities	16
5.15	No Foreign Person	17
5.16	Bankruptcy	17
5.17	Advance Receipts/Purchases	17
5.18	Diligence Materials	17
5.19	Regulatory Filings	17
ARTICLE VI REPRESENTATIONS AND WARRANTIES OF BUYER		17
6.1	Organization, Good Standing, and Authorization	17
6.2	Enforceability	17

i

6.3	No Conflicts	17
6.4	Consents, Approvals, Authorizations and Governmental Regulations	18
6.5	Litigation	18
6.6	Independent Investigation	18
6.7	Broker's or Finder's Fees	19
6.8	Available Funds	19
ARTICLE VII COVENANTS AND ACCESS		19
7.1	Conduct of Business	19
7.2	Casualty Loss	20
7.3	Access, Information and Access Indemnity	20
7.4	Environmental Matters	21
7.5	Title Defects	23
7.6	DEFS' Limitation on Due Diligence Defects and Other Matters	23
7.7	Names	24
7.8	Regulatory Filings; Hart-Scott-Rodino Filing	24
7.9	Preservation of Records	24
7.10	Accounting for Excess Inventory	24
7.11	Imbalances	25
7.12	Suspense Account Funds and Division Orders	25
7.13	Capital Projects	25
7.14	Employees	26
7.15	Like-kind Exchange	27
7.16	Credits and Receipts	27
7.17	Cooperation and Reasonable Efforts	28
7.18	Financial Statements	28
ARTICLE VIII CONDITIONS TO CLOSING		29
8.1	DEFS' Conditions	29
8.2	BUYER's Conditions	29
ARTICLE IX CLOSING		29
9.1	Time and Place of Closing	29
9.2	Deliveries at Closing. At the Closing	30
ARTICLE X TERMINATION		31
10.1	Termination at or Prior to Closing	31
10.2	Effect of Termination	31
ARTICLE XI INDEMNIFICATION		31
11.1	Indemnification by BUYER	31
11.2	Indemnification by DEFS	31
11.3	Deductibles, Caps, Survival and Certain Limitations	32
11.4	Notice of Asserted Liability; Opportunity to Defend	33
11.5	Exclusive Remedy	34
11.6	Negligence and Strict Liability Waiver	34
11.7	DTPA Waiver	35
11.8	Limitation on Damages	35
11.9	Bold and/or Capitalized Letters	35

ARTICLE XII MISCELLANEOUS PROVISIONS		35
12.1	Expenses	35
12.2	Further Assurances	35
12.3	Apportionment of Property Taxes; Transfer Taxes; and Recording Fees	35
12.4	Assignment	36
12.5	Entire Agreement, Amendments and Waiver	36
12.6	Severability	36
12.7	Counterparts	36
12.8	Governing Law, Dispute Resolution and Arbitration	36
12.9	Notices and Addresses	38
12.10	Press Releases	39
12.11	Offset	40
12.12	No Partnership; Third Party Beneficiaries	40
12.13	Negotiated Transaction	40
12.14	Non-Compete; Confidentiality	40

EXHIBITS
A-1	Map of Assets
A-2	Plant Facilities
A-3	Real Property Interests
A-4	Permits
A-5	Personal Property
A-6	Assumed Contracts
B-1	BUYER's Knowledge List
B-2	DEFS' Knowledge List
C	Excluded Assets
D-1	Legal Opinion of BUYER
D-2	Legal Opinion of DEFS
E	Environmental Diligence Procedures
F	Transition Services Agreement
G	TRC Companies, Inc. Agreement
H	NGL Agreements
I	Form of Assignment

SCHEDULES
1.1(a)	Assumed Imbalance Payables and Receivables
1.1(b)	Assumed Suspense Account Obligations
1.1(c)	Post Closing Consents
1.1(d)	Conroe Environmental Insurance Terms
1.1(e)	Georgia Pacific Contract Terms
1.1(f)	Hattiesburg Storage Terms
1.1(g)	ExxonMobil Contract Terms
2.3	Purchase Price Allocation
3.7	Georgia Pacific Agreement Understandings
5.4	DEFS Consents, Approvals and Authorizations
5.5	Taxes
5.7	Litigation and Compliance with Laws
5.8	Contract Matters
5.9	Intellectual Property Matters
5.10	Preferential Purchase Rights
5.13	Environmental Matters
6.4	BUYER Consents, Approvals and Authorizations
7.3	Restricted Information
7.4(e)	Insurance Requirements
7.10	Excess Inventory Procedures and Indices
7.13	Capital Projects
7.14(e)(i)	Severance Formula
11.2(e)	Special Indemnities

PURCHASE AND SALE AGREEMENT

        THIS PURCHASE AND SALE AGREEMENT (this "Agreement") dated April 29, 2003 is between Duke Energy Field Services, LP, a Delaware limited partnership ("DEFS") and Crosstex Energy Services, L.P., a Delaware limited partnership ("BUYER"). BUYER and DEFS are sometimes referred to collectively herein as the "Parties" and individually as a "Party".

RECITALS

  A.
  DEFS owns outright or through one or more subsidiaries, 100% of the assets of the Operated Systems and a 12.42% undivided interest in the assets of Seminole;

  B.
  DEFS has agreed to sell to BUYER, and BUYER has agreed to purchase from DEFS, all of DEFS' and the Selling Subsidiaries' interest in the Assets on the terms and subject to the conditions set forth in this Agreement.

        FOR AND IN CONSIDERATION of the premises and of the mutual covenants contained herein, the Parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

        1.1    Certain Defined Terms.    Capitalized terms used herein and not defined elsewhere in this Agreement shall have the meanings given such terms as is set forth below.

        "Affiliate" shall mean, when used with respect to a specified Person, any other Person controlling, directly controlled by or under common control with the specified Person. For purposes of this definition, "control", when used with respect to any specified Person, means the power to direct the management and policies of the Person whether through the ownership of voting securities or by contract; and the term "controlled" has the meanings correlative to the foregoing. Notwithstanding the foregoing, the term "Affiliate" when applied to DEFS shall not include Duke Energy Corporation, a Delaware corporation or ConocoPhillips, a Delaware corporation, or any entities owned, directly or indirectly, by Duke Energy Corporation or ConocoPhillips, other than Duke Energy Field Services, LLC, a Delaware limited liability company and its subsidiaries (but excluding Texas Eastern Products Pipeline Company, LLC, a Delaware limited liability company, TEPPCO Partners L.P., a Delaware limited partnership, and any Person owned, directly or indirectly, by Texas Eastern Products Pipeline Company, LLC or TEPPCO Partners, L.P.).

        "AIM System" shall mean the System described on the Systems Maps as the AIM Pipeline System.

        "Arbitrable Dispute" shall mean any dispute, claim, counterclaim, demand, cause of action, controversy and other matters in question arising out of or relating to this Agreement or the alleged breach hereof, or in any way relating to the subject matter of this Agreement or the relationship between the Parties created by this Agreement, regardless of whether (a) allegedly extra-contractual in nature, (b) sounding in contract, tort, or otherwise, (c) provided for by applicable Law or otherwise, or (d) seeking damages or any other relief, whether at Law, in equity, or otherwise.

        "Arbitration Rules" shall have the meaning given such term in Section 12.8.

        "Assets" shall mean all of the following assets and properties, but excluding the Excluded Assets:

          (a)    Plants and Stations.    The gas processing plants, treaters, dehydration units, compressor stations, warehouses, field offices, control buildings and other associated plant facilities described on Exhibit A-2(a) (Other Operated Systems), Exhibit A-2(b) (Conroe) and Exhibit A-2(c) (Seminole) (collectively, the "Plant Facilities");

          (b)    Real Property.    All fee property, rights-of-way, easements, surface use agreements, licenses and leases described on Exhibit A-3(a) (Other Operated Systems), Exhibit A-3(b) (Conroe) and Exhibit A-3(c) (Seminole), and all other real property on or under which any of the Assets are located (collectively, the "Real Property Interests"), and all fixtures, buildings and improvements located on such Real Property Interests;

          (c)    Permits.    All Permits which are necessary for, used or held for use exclusively for or in connection with, the ownership, use, operation or maintenance of the Assets, to the extent assignable to BUYER, including, to the extent so assignable, those Permits more particularly described on Exhibit A-4(a) (Other Operated Systems), Exhibit A-4(b) (Conroe) and Exhibit A-4(c) (Seminole);

          (d)    Personal Property.    All tangible personal property of every kind and nature which is necessary for, or which is used or held for use exclusively for or in connection with, the ownership, operation or maintenance of the Assets, including field equipment, office equipment, fixtures, tools, motor vehicles, instruments, spare parts, machinery, computer equipment, telecommunications equipment, supplies and materials, including those items of personal property more particularly described on Exhibit A-5, and all hydrocarbon inventory of the Systems, including linefill (collectively, the "Personal Property");

          (e)    Contract Rights.    Those gas and liquids purchase and sales agreements, gas storage agreements, gas and liquids transportation agreements, equipment and vehicle leases, rental contracts, gathering, treating and processing agreements, interconnect agreements, compression service and other service agreements described on Exhibit A-6, as amended or supplemented from time to time, and, when executed and delivered, the ExxonMobil Agreement, the Hattiesburg Agreement and the Conroe Environmental Agreements (collectively, the "Assumed Contracts").

          (f)    Intellectual Property.    All technical information, shop rights, designs, plans, manuals, specifications and other proprietary and nonproprietary technology and data used primarily in connection with the operation of the Assets (collectively, the "Intellectual Property").

          (g)    Imbalance Receivables.    The Assumed Imbalance Receivables.

          (h)    Books and Records.    All contract, land, title, engineering, environmental, operating, accounting, business, marketing, and other data, files, documents, instruments, notes, papers, ledgers, journals, reports, abstracts, surveys, maps, books, records and studies which relate to the Assets or which are used, useful, or held for use in connection with, the ownership, operation or maintenance of the Assets (collectively, the "Records").

          (i)    Incidental Rights.    All of the following insofar as the same are attributable or relate to any of the Assets described in clauses (a) through (h): (i) all purchase orders, invoices, storage or warehouse receipts, bills of lading, certificates of title and documents, (ii) all keys, lock combinations, computer access codes and other devices or information necessary to gain entry to and/or take possession of such Assets, and (iii) to the extent arising out of any period of time in which BUYER is liable to Third Persons in respect of the Assets, the benefit of and right to enforce all covenants, warranties, indemnities, guarantees and suretyship agreements running in favor of DEFS, any of its Affiliates or any previous owner, but only to the extent of any rights thereunder which are assignable by DEFS to BUYER and relate to the Assets, and excluding any such indemnities, guaranties and suretyship agreements provided by any previous owner of the Systems.

        "Assumed Contracts" shall have the meaning given such term in the definition of Assets.

        "Assumed Imbalance Payables" shall mean those Imbalance Payables described on Schedule 1.1(a).

        "Assumed Imbalance Receivables" shall mean those Imbalance Receivables described on Schedule 1.1(a).

        "Assumed Obligations" shall have the meaning given such term in Section 4.1.

        "Assumed Suspense Account Obligations" shall mean the obligation to pay the Suspense Accounts Funds described on Schedule 1.1(b) to the Person ultimately determined to be entitled thereto.

        "Benefit Plan" shall mean any of the following that is sponsored, maintained or adopted by DEFS, or with respect to which DEFS has any liability with respect to DEFS' ownership or operation of the Assets: (a) any employee welfare benefit plan or employee pension benefit plan as defined in Sections 3(1) and 3(2) of ERISA, and (b) any other material employee benefit agreement or arrangement, including a deferred compensation plan, incentive plan, bonus plan or arrangement, stock option plan, stock purchase plan, stock award plan, golden parachute agreement, severance plan, dependent care plan, cafeteria plan, employee assistance program, scholarship program, employment contract, retention incentive agreement, non-competition agreement, consulting agreement, vacation policy, and other similar plan, agreement and arrangement.

        "Business Day" shall mean any day, other than Saturday and Sunday, on which federally-insured commercial banks in Denver, Colorado are generally open for business and capable of sending and receiving wire transfers.

        "Business Employee" shall have the meaning given such term in Section 7.14(a).

        "BUYER" shall mean Crosstex Energy Services, L.P., a Delaware limited partnership.

        "BUYER Indemnitees" shall have the meaning given such term in Section 11.2.

        "BUYER's Knowledge" or the "Knowledge of BUYER" or any similar term, shall mean the actual knowledge of (i) any officer of BUYER or any of its Affiliates having a title of vice president or higher, or (ii) any of the individuals named on Exhibit B-1.

        "BUYER Required Consents" shall have the meaning given in Section 6.4.

        "Capital Projects" shall have the meaning given such term in Section 7.13.

        "Casualty Loss" shall mean, with respect to all or any portion of the Assets, any destruction by fire, storm or other casualty, or any condemnation or taking or threatened condemnation or taking, of all or any portion of the Assets.

        "Claim" shall mean any demand, demand letter, claim or notice of noncompliance or violation or Proceeding.

        "Claim Notice" shall have the meaning given such term in Section 11.3(c).

        "Closing" shall have the meaning given such term in Section 9.1.

        "Closing Date" shall have the meaning given such term in Section 9.1.

        "Code" shall mean the U.S. Internal Revenue Code of 1986, as amended.

        "Confidentiality Agreement" shall mean the Confidentiality Agreement between DEFS and BUYER dated February 4, 2003.

        "Conroe" shall mean the natural gas processing facility and gathering system described as the "Conroe System" on the Systems Maps.

        "Conroe Environmental Agreements" shall mean the agreement with TRC Companies, Inc. in substantially the form of Exhibit G and the endorsement to DEFS' existing policy of environmental insurance in respect of Conroe having the terms described on Schedule 1.1(d).

        "Continuing Employee" shall have the meaning given such term in Section 7.14(c).

        "Cost Effective Environmental Remedy" shall mean (i) with respect to any Environmental Defect over which any Governmental Authority has asserted jurisdiction, the most cost effective remedy available for all curative, investigative, remedial and corrective action requirements with respect to an Environmental Defect that is satisfactory to such Governmental Authority, and (ii) with respect to any other Environmental Defect, a reasonable remedy (determined by taking into account all relevant factors, including cost) for all curative, investigative, remedial and corrective action requirements, which meets the requirements of applicable Environmental Law, and in the case of either clause (i) or (ii), that is consistent with reasonable operating practices of, and takes into account the facts, circumstances or conditions that would be acceptable to, a similarly situated reasonable and prudent operator engaged in the business of ownership, development and operation of gathering and transmission pipelines and processing plants.

        "Cost Effective Title Remedy" shall mean a reasonable remedy (determined by taking into account all relevant factors, including cost) to obtain Defensible Title, that is consistent with reasonable operating practices of, and takes into account the facts, circumstances or conditions that would be acceptable to, a similarly situated reasonable and prudent operator engaged in the business of ownership, development and operation of gathering and transmission pipelines and processing plants.

        "Defensible Title" shall mean, as to the Assets, such title to the Assets that vests BUYER with indefeasible title in and to the Assets free and clear of Liens other than Permitted Encumbrances.

        "DEFS" shall mean Duke Energy Field Services, LP, a Delaware limited partnership.

        "DEFS Companies" shall have the meaning given such term in Section 12.14.

        "DEFS Indemnitees" shall have the meaning given such term in Section 11.1.

        "DEFS' Knowledge" or the "Knowledge of DEFS" or any similar term, shall mean the actual knowledge of (i) any officer of DEFS or any Selling Subsidiary having a title of Vice President or higher, or (ii) any of the individuals named on Exhibit B-2.

        "DEFS Property Tax" shall have the meaning given such term in Section 12.3(a).

        "DEFS Required Consents" shall have the meaning given such term in Section 5.4(a).

        "DOJ" shall mean the Department of Justice of the federal government of the United States of America.

        "Effective Time" shall mean 12:01 A.M. Subject Time on the first day of the month immediately following the Closing Date.

        "Environmental Corrective Costs" shall mean the reasonable estimate of the net present value of the cost of the Cost Effective Environmental Remedy for Remediating an Environmental Defect and potential Third Person Claims with respect thereto.

        "Environmental Defect" shall mean (a) any pollution, contamination, degradation, damage or injury caused by, related to, arising from, or in connection with the presence, generation, handling, use, treatment, storage, transportation, disposal, discharge, release or emission of any Hazardous Materials occurring prior to the Effective Time and for which remedial action is required (or if such defect were known, would be required) under Environmental Laws in effect at the Effective Time, (b) any Third Person Claim which is brought against DEFS or BUYER and is based on the release or migration of Hazardous Materials in violation of Environmental Law prior to the Effective Time on or from any of the Assets, or (c) any conditions that could reasonably be expected to result in a Third Person Claim being brought against DEFS or BUYER and which is based on the release or migration of Hazardous Materials in violation of Environmental Law prior to the Effective Time on or from any of the Assets.

        "Environmental Defect Notice" shall mean a notice delivered to DEFS pursuant to Section 7.4 that (a) reasonably details the nature and description of an alleged Environmental Defect and the Assets to which it relates (including, to the extent applicable, a citation to the specific provision of Environmental

Law that is alleged to have been violated, but failure to provide the correct citation or citations shall not invalidate any Environmental Defect Notice), (b) includes BUYER's calculation of the net present value of the cost of Remediating the Environmental Defect using the Cost Effective Environmental Remedy, and (c) includes documentation reasonably substantiating the existence of the Environmental Defect and supporting the estimate of the Cost Effective Environmental Remedy.

        "Environmental Law" shall mean any and all Laws, statutes, ordinances, rules, regulations, or orders of any Governmental Authority in existence and as amended at the Effective Time pertaining to the protection of the environment, health or natural resources or to Hazardous Materials in any and all jurisdictions in which the party in question owns property or conducts business, including the Clean Air Act, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 ("CERCLA"), the Federal Water Pollution Control Act, the Occupational Safety and Health Act of 1970 (to the extent relating to environmental matters), the Resource Conservation and Recovery Act of 1976 ("RCRA"), the Safe Drinking Water Act, the Toxic Substances Control Act, the Hazardous & Solid Waste Amendments Act of 1984, the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Materials Transportation Act, the Oil Pollution Act of 1990, any state or local Laws implementing or substantially equivalent to the foregoing federal Laws, and any state or local Laws pertaining to the handling of oil and gas exploration, production, gathering, and processing wastes or the use, maintenance, and closure of pits and impoundments.

        "Environmental Matter" shall have the meaning given such term in Section 5.4(b).

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" shall mean any Person, who is, on or before the Effective Time, under common control with DEFS within the meaning of section 414 of the Code.

        "Exception Schedules" shall mean Schedules 5.4, 5.5, 5.7, 5.8, 5.9, 5.10, and 5.13.

        "Excess Inventory" shall mean all natural gas liquids included in the Assets above the minimum operating inventory and all natural gas that is part of the Assets to the extent that it is held in storage.

        "Excluded Assets" shall mean all of the following:

          (a)   All deposits, cash, checks, funds and accounts receivable and other rights to payment arising from or relating to the operation of the Systems with respect to any period of time prior to the Effective Time, including all Suspense Account Funds and all Imbalance Receivables other than the Assumed Imbalance Receivables;

          (b)   Claims of DEFS for refund of or loss carry forwards with respect to (i) Taxes attributable to any period prior to the Effective Time or (ii) any Taxes attributable to the Excluded Assets;

          (c)   All work product of DEFS' attorneys, records relating to the negotiation and consummation of the transactions contemplated hereby and documents that are subject to a valid attorney-client privilege;

          (d)   All real property, personal property, contracts, intellectual property, Permits, rolling stock, field vehicles, office computers or other equipment (or any leases or licenses of the foregoing) that are listed on Exhibit C;

          (e)   All computer software that either cannot be assigned to BUYER pursuant to the terms of any license therefore or requires a consent to transfer;

          (f)    All contracts or agreements other than the Assumed Contracts;

          (g)   All swaps, futures or other similar derivative-based transactions;

          (h)   All office equipment and accessories (including computers) that are located at offices other than the field offices included in the Assets; and

          (i)    Except as otherwise contemplated by Section 7.2, rights to claim coverage or benefits under DEFS or its Affiliates' insurance policies or coverage.

        "Exhibits" shall mean any and/or all of the exhibits attached to and made a part of this Agreement.

        "ExxonMobil Agreement" shall mean the agreement between DEFS and ExxonMobil in substantially the form of Schedule 1.1(g).

        "Final Settlement Statement" shall have the meaning given such term in Section 3.4.

        "FTC" shall mean the Federal Trade Commission of the United States of America.

        "Georgia Pacific Agreement" shall mean an agreement between DEFS and Georgia Pacific having the terms described on Schedule 1.1(e).

        "Governmental Authorities" shall mean (a) the United States of America or any state or political subdivision thereof within the United States of America and (b) any court or any governmental or administrative department, commission, board, bureau or agency of the United States of America or of any state or political subdivision thereof within the United States of America.

        "Hattiesburg Agreement" shall mean an agreement between DEFS and Duke Energy Trading and Marketing LLC having the terms described on Schedule 1.1(f).

        "Hazardous Materials" shall mean: (a) any chemicals, materials or substances defined or included in the definition of "hazardous substances," "hazardous materials," "toxic substances," "solid wastes," "pollutants," "contaminants," or words of similar import, under any Environmental Law, (b) any radioactive materials (other than naturally occurring radioactive materials), friable asbestos, and polychlorinated biphenyls, (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority; or (d) any regulated constituents or substances in concentrations or levels that exceed numeric or risk-based standards established pursuant to Environmental Laws.

        "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

        "Imbalances" shall mean all hydrocarbon imbalances between DEFS and a Third Person relating to or arising out of the operation of the Assets that exist at the Effective Time.

        "Imbalance Payable" shall mean an Imbalance owed by DEFS to a Third Party.

        "Imbalance Receivable" shall mean an Imbalance owed by a Third Party to DEFS.

        "Indemnified Party" or "Indemnitee" shall have the meaning given such term in Section 11.4(a).

        "Indemnifying Party" or "Indemnitor" shall have the meaning given such term in Section 11.4(a).

        "Independent Accountants" shall mean Ernst & Young.

        "Interest Rate" shall mean a per annum rate of interest equal to the lesser of (a) the prime rate of interest by Citibank, N.A. plus one percent (1%), which rate shall change when and as such prime rate changes, or (b) the maximum non-usurious rate of interest permitted to be charged under applicable Law.

        "Laws" shall mean all applicable statutes, laws, regulations, rules, rulings, ordinances, orders, restrictions, requirements, writs, judgments, injunctions, decrees and other official acts of or by any Governmental Authority.

        "Lien" shall mean any lien, mortgage, pledge, claim, charge, security interest or other encumbrance, option or defect on title.

        "Limited Financials" shall have the meaning given such term in Section 7.18.

        "Loss" or "Losses" shall mean any and all damages, demands, payments, obligations, penalties, assessments, disbursements, claims, costs, liabilities, losses, causes of action, and expenses, including interest, awards, judgments, settlements, fines, costs of Remediation, fees, costs of defense and reasonable attorneys' fees, costs of accountants, expert witnesses and other professional advisors and costs of investigation and preparation of any kind or nature whatsoever.

        "Material Adverse Effect" shall mean a single event, occurrence or fact, or series of events, occurrences or facts, that, alone or together with all other adverse events, occurrences or facts (a) would have an effect that is materially adverse to the operations or value of the Assets, taken as a whole, or (b) would result in the prohibition of or material delay in the consummation of, or other material adverse effect on, the transactions contemplated by this Agreement, excluding (in each case) matters that are generally industry-wide developments or changes or effects resulting from general economic, regulatory or political conditions.

        "NGL Agreements" shall mean the two natural gas liquids purchase and sale agreements dated the Closing Date between BUYER and Duke Energy NGL Services, LP in substantially the form of Exhibit H.

        "Notice Deadline" shall mean forty-five (45) days after the date of this Agreement.

        "Notice Period" shall have the meaning given such term in Section 11.4(c).

        "Operated Systems" shall mean Conroe, and the gas gathering systems and transmission pipelines described on the Systems Maps as the AIM Pipeline System, the Leaf River Pipeline System, the Black Warrior Pipeline System, the Cadeville Gathering System and the Aurora Centana Gathering System.

        "Operating Statements" shall mean the FYE ECON/STATS and Operating Cost Detail for calendar years 2001 and 2002 covering the Operated Systems, the financial information for such years prepared by Amarada Hess covering Seminole and any similar monthly financial information covering months in calendar year 2003, in each case provided by DEFS to BUYER.

        "Permits" shall mean all permits, licenses, orders, approvals, authorizations, grants, consents, warrants, franchises and similar rights and privileges granted by any Governmental Authority.

        "Permitted Encumbrances" shall mean the following:

          (a)   the terms, conditions, restrictions, exceptions, reservations, limitations, and other matters contained in any document creating or transferring the Real Property Interests, or in any Permit or Contract, other than terms granting or creating preferential purchase rights or which prohibit or require consent to assignment or transfer;

          (b)   Liens for property Taxes and assessments that are not yet due and payable (or that are being contested in good faith by appropriate Proceedings);

          (c)   mechanic's, materialmen's, repairmen's and other statutory Liens arising in the ordinary course and securing obligations incurred prior to the Effective Time and (i) for which DEFS or a Third Person is responsible for payment, and (ii) that are not delinquent and that will be paid and discharged in the ordinary course of business or, if delinquent, that are being contested in good faith with any action to foreclose on or attach any Assets on account thereof properly stayed;

          (d)   utility easements, restrictive covenants, minor defects and other minor irregularities in title, that, singularly or in the aggregate, will not interfere with the ownership, use or operation of the Assets to which such matters relate and which are of a nature that would be reasonably acceptable to a prudent pipeline operator;

          (e)   required Third Person consents to assignment, preferential purchase rights and other similar agreements with respect to which consents or waivers are obtained from the appropriate Person for the sale contemplated hereby or, as to which the appropriate time for asserting such rights has expired as of the Closing without an exercise of such rights;

          (f)    any Post-Closing Consent;

          (g)   Liens created by BUYER or its successors or assigns; and

          (h)   Any Title Defects waived by BUYER pursuant to the terms of this Agreement.

        "Person" shall mean any natural person, corporation, company, partnership (general or limited), limited liability company, trust, joint venture, joint stock company, unincorporated organization, or other entity or association.

        "Personal Property" shall have the meaning given such term in the definition of Assets.

        "Post-Closing Consents" shall mean notices to, consents or approvals from or filings with Governmental Authorities or other Persons customarily obtained following the closing of a transaction similar to the transaction contemplated hereby (such as consents or approvals to transfer railroad crossing rights or rights under licenses to locate pipelines in or under streets or roads), including those listed on Schedule 1.1(c).

        "Preliminary Settlement Statement" shall have the meaning given such term in Section 3.3.

        "Proceeding" shall mean any action, suit, claim, investigation, review or other judicial or administrative proceeding, at Law or in equity, before or by any Governmental Authority or arbitration proceeding.

        "Qualified Environmental Claim" shall have the meaning given such term in Section 7.4.

        "Real Property Interests" shall have the meaning given such term in the definition of Assets.

        "Records" shall have the meaning given such term in the definition of Assets.

        "Remediate," "Remediating" or "Remediation" shall mean the removal, abatement, response, investigative, cleanup, monitoring and related activities undertaken to address Environmental Defects, including excavation, landfarming, and installation and operation of remediation systems.

        "Remediation Activities" shall mean those activities in order to Remediate any Environmental Defects.

        "Retained Liabilities" shall mean:

          (a)   all wages, benefits and equal opportunity employment obligations to or in respect of any employees of DEFS or any of its ERISA Affiliates, including any such obligations arising under or in respect of any Benefit Plan;

          (b)   all Imbalance Payables other than the Assumed Imbalance Payables and all liability in respect of the Suspense Account Funds other than the Assumed Suspense Account Obligations;

          (c)   all administrative, civil and criminal fines and penalties assessed by any Governmental Authority to the extent attributable or assessed with respect to periods prior to the Effective Time;

          (d)   all Taxes of DEFS or any of its Affiliates in respect of periods prior to the Effective Time;

          (e)   all tort obligations arising from or related to Third Person personal injury or Third Person property damages in respect of the Assets or the business to which to Assets relate, to the extent (i) such injury, property loss or damages arises out of or was caused by events solely occurring prior to the Effective Time and for which causes or events occurring on or after the Effective Time are not contributing causes, and (ii) which are not caused by or the result or effect of any Environmental Defect or Title Defect or any Third Person Claim with respect to any Environmental Defect or Title Defect;

          (f)    all obligations arising from or relating to the treatment or disposal of any Hazardous Materials at any off-site location prior to the Effective Time;

          (g)   all obligations or liabilities with respect to any Excluded Assets or any other assets or properties not included in the Assets, including, without limitation, assets or properties used in the same business as the Assets but in which DEFS or any of the Selling Subsidiaries had no right, title or interest at the Effective Time; and

          (h)   all obligations or liabilities with respect to the litigation matters described on Schedule 5.7 as items 5 and 6.

        "Schedules" shall mean any and/or all of the schedules attached to and made a part of this Agreement.

        "Securities Act" shall mean the Securities Act of 1933, as amended.

        "Selling Subsidiaries" shall mean AIM Pipeline, LLC, a Delaware limited liability company, Duke Energy Intrastate Pipeline, LLC, a Delaware limited liability company and Duke Energy Field Services Marketing, LLC, a Delaware limited liability company.

        "Settlement Notice" shall have the meaning given such term in Section 3.5.

        "Seminole" shall mean the gas processing plant and related pipeline and gathering facilities described as the "Seminole Plant" on the Systems Maps.

        "Special Liabilities" shall mean all amounts payable or other obligations with respect to any Assumed Contracts and all amounts payable or other obligations with respect to goods delivered or services rendered in respect of the Assets or the business to which the Assets relate, but only to the extent such amounts or obligations relate to periods prior to the Effective Time and to the extent not caused by or the result of any Environmental Defect or Title Defect.

        "Subject Time" shall mean the current local time then in effect in Denver, Colorado.

        "Suspense Account Funds" shall have the meaning given such term in Section 7.12(a).

        "Systems" shall mean the Operated Systems and Seminole.

        "Systems Maps" shall mean the maps describing the Systems attached to this Agreement as Exhibit A-1.

        "Tax" or "Taxes" shall mean any tax, assessment, duty, fee, levy or other similar charges assessed by any Governmental authority, including any income tax, ad valorem tax, excise tax, sales tax, use tax, franchise tax, real or personal property tax, transfer tax, gross receipts tax or employment tax, together with and including, any and all interest, fines, penalties, assessments, and additions to Tax resulting from, relating to, or incurred in connection with any of those or any contest or dispute thereof.

        "Tax Return" shall mean any report, statement, form, return or other document or information required to be supplied to a taxing authority in connection with Taxes.

        "Third Person" shall mean (i) any Person other than a Party or its Affiliates and (ii) any Governmental Authority.

        "Third Person Claim" shall have the meaning given such term in Section 11.4(c).

        "Title Corrective Costs" shall mean the reasonable estimate of the net present value of the cost of the Cost Effective Title Remedy for curing a Title Defect, which amount shall be limited to the cost of obtaining any replacement right of way and potential Third Person Claims with respect thereto.

        "Title Defect" shall mean, with respect to a particular Asset, the reason or reasons that cause DEFS or the applicable Selling Subsidiary to have less than Defensible Title.

        "Title Defect Notice" shall mean a notice delivered to DEFS pursuant to Section 7.5 that (a) reasonably details the nature and description of an alleged Title Defect and the Assets to which they relate, (b) includes BUYER's calculation of the net present value of the cost of curing the Title Defect using the Cost Effective Title Remedy, and (c) includes documentation reasonably substantiating the existence of the Title Defect and supporting the estimate of the Cost Effective Title Remedy.

        "Transaction Documents" shall mean this Agreement, the Transition Services Agreement, and the assignments and conveyances, and any other document related to the sale, transfer, assignment or conveyance of the Assets to BUYER to be delivered at Closing.

        "Transition Services Agreement" shall mean the Transition Services Agreement in substantially the form of Exhibit F.

        1.2    Other Definitional Provisions.    As used in this Agreement, unless expressly stated otherwise or the context requires otherwise, (a) all references to an "Article," "Section," or "subsection" shall be to an Article, Section, or subsection of this Agreement, (b) the words "this Agreement," "hereof," "hereunder," "herein," "hereby," or words of similar import shall refer to this Agreement as a whole and not to a particular Article, Section, subsection, clause or other subdivision hereof, (c) the words used herein shall include the masculine, feminine and neuter gender, and the singular and the plural, (d) the word "including" means "including, without limitation" and (e) the word "day" or "days" means a calendar day or days, unless otherwise denoted as a Business Day.

        1.3    Headings.    The headings of the Articles and Sections of this Agreement and of the Schedules and Exhibits are included for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction or interpretation hereof or thereof.

        1.4    Other Terms.    Other terms may be defined elsewhere in the text of this Agreement and shall have the meaning indicated throughout this Agreement.

ARTICLE II

THE TRANSACTION

        2.1    The Transaction.    Effective for all purposes as of the Effective Time, DEFS shall sell, transfer and convey to BUYER, and shall cause the Selling Subsidiaries to sell, assign, transfer and convey to BUYER, all of its and each Selling Subsidiary's right, title and interest in and to the Assets and BUYER shall assume the Assumed Liabilities pursuant to Section 4.1. The sale, transfer and conveyance of the Assets to BUYER shall be free and clear of all Liens other than Permitted Encumbrances created by, through or under DEFS or any of its Affiliates, and all bills of sale or other assignment or conveyance documents transferring or conveying the Assets to BUYER shall contain such a special warranty of title excepting only Permitted Encumbrances.

        2.2    Purchase Price.    In consideration for the sale, assignment, transfer and conveyance of the Assets to BUYER, BUYER shall pay to DEFS the amount of Sixty Six Million Three Hundred Fifty Thousand and No/100 Dollars ($66,350,000.00) (the "Purchase Price"). The Purchase Price shall be paid by wire transfer of immediately available funds in the amount set forth in the Preliminary Settlement Statement to the account designated in the Preliminary Settlement Statement.

        2.3    Purchase Price Allocation.    For the purpose of making the requisite filings, if any, under Section 1060 of the Code and the regulations thereunder, DEFS and BUYER hereby agree that they will report the federal, state, and other Tax consequences of the transactions contemplated by this Agreement in a manner consistent with the purchase price allocation set forth on Schedule 2.3, and in particular to report the information required by Section 1060(b) of the Code, and will not take any position inconsistent with it upon examination of any tax return, in any refund claim, in any income tax litigation, investigation, or other income tax matter. The Parties acknowledge that the purchase price allocation pursuant to Schedule 2.3 is solely for income tax purposes.

ARTICLE III

ADJUSTMENTS, PRORATIONS AND SETTLEMENT

        3.1    Adjustments.    At Closing, BUYER shall pay to DEFS the Purchase Price; provided, however, in order that only one wire transfer will be necessary, the Purchase Price shall be netted against certain other payment obligations of DEFS and the BUYER, and the actual amount paid at Closing will equal the net obligation of BUYER determined in accordance with Section 3.2.

        3.2    Prorations of Property Taxes, Expenses, Capital Projects, Suspense Funds, Excess Inventory and Imbalances.

          (a)   The amount payable to DEFS will be reduced by the amount of any general property Tax assessed against or pertaining to the Assets for periods before the Effective Time with respect to any taxable period that includes the Effective Time, prorated in accordance with Section 12.3(a).

          (b)   The amount payable to DEFS will be adjusted up or down by the amount of any utility charges and other items of expense and the amount of any deposits or pre-paid items attributable to the operation of the Assets prior to the Effective Time. Such amounts shall be prorated as of the Effective Time.

          (c)   The amount payable to DEFS will be reduced by any amount which DEFS has agreed to pay pursuant to Sections 7.4 or 7.5, or if any such amounts have not been agreed by the Parties, by an estimate equal to the numerical average of BUYER's and DEFS' good faith estimates of such amounts, which amounts shall remain subject to adjustment until finally agreed by the Parties or determined pursuant to Section 12.8.

          (d)   The amount payable to DEFS will be reduced by the amount of the Assumed Suspense Account Funds.

          (e)   The amount payable to DEFS will be adjusted up or down by the net difference amount of the Assumed Imbalance Receivables and the Assumed Imbalance Payables.

          (f)    The amount payable to DEFS will be increased by the value of BUYER's purchase of the Excess Inventory determined in accordance with Section 7.10.

          (g)   The amount payable to DEFS will be increased by the amount of BUYER's reimbursement obligation in respect of the Capital Projects in accordance with Section 7.13.

        3.3    Preliminary Settlement Statement.    Not later than five (5) days before the Closing Date, DEFS shall deliver to BUYER a written statement (the "Preliminary Settlement Statement") setting forth the Purchase Price, and the description and amount of each item to be netted against the Purchase Price that are described in Section 3.2, with DEFS' calculation of such items in reasonable detail, based on information then available to DEFS. Prior to delivery of the Preliminary Settlement Statement, DEFS shall consult with BUYER as to the contents thereof and shall negotiate with BUYER in good faith as to any modifications thereto proposed by BUYER. The Preliminary Settlement Statement shall also set forth wire transfer instructions for the Closing payments. The payment at the Closing shall be the amount set forth in the Preliminary Settlement Statement.

        3.4    Final Settlement Statement.    No later than ninety (90) days after the Closing Date, DEFS shall deliver to BUYER a revised settlement statement showing in reasonable detail its calculation of the items described in Section 3.2 along with any other amounts that are payable or are to be prorated hereunder prior to the Effective Time (said revised statement and the calculation thereof shall be referred to as the "Final Settlement Statement"). If DEFS does not deliver the Final Settlement Statement when required, BUYER may prepare and deliver it to DEFS, and in such case, DEFS shall have BUYER's objection rights under Section 3.5.

        3.5    Dispute Procedures.    The Final Settlement Statement shall become final and binding on DEFS and BUYER on the 20th day following the date the Final Settlement Statement is received by BUYER, unless prior to such date BUYER delivers written notice to DEFS of its disagreement with the Final Settlement Statement (a "Settlement Notice"). Any Settlement Notice shall set forth BUYER's proposed changes to the Final Settlement Statement, including an explanation in reasonable detail of the basis on which BUYER proposes such changes. If BUYER has timely delivered a Settlement Notice, BUYER and DEFS shall use good faith efforts to reach written agreement on the disputed items. If the disputed items have not been resolved by BUYER and DEFS by the 30th day following DEFS' receipt of a Settlement Notice, any remaining disputed items shall be submitted to the Independent Accountants for resolution within five (5) Business Days after the end of the foregoing 30-day period. The fees and expenses of the Independent Accountants shall be borne fifty percent (50%) by DEFS and fifty percent (50%) by BUYER. The Independent Accountants' determination of the disputed items shall be final and binding upon BUYER and DEFS and the Parties hereby waive any and all rights to dispute such resolution in any manner, including in court, before an arbiter or appeal. The Independent Accountants shall only have the right to determine the amounts of any items that are to be reflected on the Final Settlement Statement and not to interpret any other provision of this Agreement.

        3.6    Payments.    If the final amount as set forth in the Final Settlement Statement exceeds the estimated amount as set forth in the Preliminary Settlement Statement, then BUYER shall pay to DEFS the amount of such excess, with interest at the Interest Rate. If the final calculated amount as set forth in the Final Settlement Statement is less than the estimated calculated amount as set forth in the Preliminary Settlement Statement, then DEFS shall pay to BUYER the amount of such excess, with interest at the Interest Rate. Any payment shall be made within three (3) Business Days of the date the Final Settlement Statement becomes final pursuant to Section 3.5. Nothing contained in this Article III shall relieve any Party from any obligation to make any other payments required by this Agreement.

        3.7    Special Provisions with Respect to Georgia Pacific.    The Parties acknowledge that execution of the Georgia Pacific Agreement is not a condition to Closing. Certain understandings concerning the Georgia Pacific Agreement are set out in Schedule 3.7.

ARTICLE IV

ASSUMED OBLIGATIONS

        4.1    Assumption of Assumed Obligations.    Effective on the Effective Date, BUYER shall assume all rights, liabilities, duties, obligations, risk of loss, Claims, Losses and any related responsibility for the ownership, operation or use of the Assets and the business related thereto and any condition of or on the Assets attributable to any period of time, whether before, on or after the Effective Time; excluding, however, the Retained Liabilities (collectively, the "Assumed Obligations"). Notwithstanding anything contained in this Agreement to the contrary, the assumption by BUYER of the Assumed Obligations shall not excuse or otherwise limit DEFS' obligations under Sections 7.4 or 7.5 or DEFS' indemnity obligations under Article XI.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF DEFS

        Except as set forth in any of the Exception Schedules delivered to BUYER, DEFS represents and warrants to BUYER as follows:

        5.1    Organization, Good Standing, and Authority.

          (a)   DEFS is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited partnership power and authority to operate the Assets operated by it and to own or otherwise hold the Assets owned or held by it, and is duly qualified as a foreign organization in good standing in each State in which the Assets are located. The execution and delivery of this Agreement and the Transaction Documents to which DEFS is a party and the consummation by DEFS of the transactions contemplated herein and therein have been duly and validly authorized by all necessary limited partnership action by DEFS. This Agreement has been duly executed and delivered by DEFS. DEFS has all requisite limited partnership power and authority to enter into and perform this Agreement and the Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to carry out the transactions contemplated herein and therein.

          (b)   Each of the Selling Subsidiaries is a limited liability company, duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to operate the Assets operated by it and to own or otherwise hold the Assets owned or held by it, and is duly qualified as a foreign organization in good standing in each state in which such Assets are located. The consummation by each of the Selling Subsidiaries of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary limited liability company action by such Selling Subsidiary.

        5.2    Enforceability.    This Agreement constitutes and, upon execution and delivery of the Transaction Documents to which DEFS is a party, such Transaction Documents will constitute, valid and binding obligations of DEFS, enforceable against DEFS in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting creditor's rights generally and general principles of equity.

        5.3    No Conflicts.    The execution, delivery and performance by DEFS of this Agreement and the Transaction Documents, the execution, delivery and performance by each Selling Subsidiary of the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby or thereby by DEFS and the Selling Subsidiaries, will not:

          (a)   Provided all of the DEFS Required Consents and Post Closing Consents have been obtained, conflict with, constitute a breach, violation or termination of, give rise to any right of termination, cancellation or acceleration of or result in the loss of any right or benefit under, any agreement to which DEFS or any Selling Subsidiary is a party or by which any of them or the Assets are bound;

          (b)   Conflict with or violate the organizational documents of DEFS or any Selling Subsidiary, including the limited partnership agreement of DEFS; and

          (c)   Provided that all of the DEFS Required Consents and Post Closing Consents have been obtained, violate any Law applicable to DEFS or any Selling Subsidiary or the Assets.

        5.4    Consents, Approvals, Authorizations and Governmental Regulations; Permits.

          (a)   Except (i) for Post-Closing Consents, (ii) as may be required under the HSR Act, and (iii) as set forth in Schedule 5.4(a) (the items described in clauses (ii) and (iii) being collectively referred to as the "DEFS Required Consents"); no order, consent, waiver, permission, authorization or approval of, or exemption by, or the giving of notice to or the registration or filing with any Governmental Authority or Third Person, is necessary for DEFS to execute, deliver and perform this Agreement or the Transaction Documents to which it is a party or for any Selling Subsidiary to sell, assign or transfer its interest in the Assets to BUYER or to execute, deliver and perform any of the Transaction Documents to which it is a party.

          (b)   Except as set forth in Schedule 5.4(b), (i) the Permits described on Exhibits A-4(a), A-4(b) and A-4(c) constitute all of the Permits required or necessary for DEFS or any of the Selling Subsidiaries (as applicable) to own its interests in the Assets, and operate the Operated Systems, in the places and in the manner currently owned or operated (other than Permits, the absence of which will not adversely affect BUYER's ability to own or operate the Assets) and each such Permit is in full force and effect, (ii) either DEFS nor any Selling Subsidiary has received written notification concerning, and there are no violations that are in existence with respect to such Permits and (iii) no Proceeding is pending, or to DEFS' Knowledge, threatened with respect to the revocation, limitation or otherwise relating to any of such Permits. Notwithstanding anything herein to the contrary, the provisions of this Section 5.4(b) shall not relate to or cover any matter relating to or arising out of any Environmental Laws (an "Environmental Matter").

        5.5    Taxes.    Except as set forth in Schedule 5.5:

          (a)   All Taxes payable by or imposed against DEFS or any Selling Subsidiary relating to the Assets or the operation thereof have been fully paid on or before the due date thereof for payment without penalty or is being contested in good faith (subject, however, to the possibility of audit adjustments in respect of open years). DEFS and each Selling Subsidiary has duly complied with all withholding Tax and Tax deposit requirements imposed on it in respect of the Assets. Schedule 5.5 describes all Taxes currently being contested by DEFS or any Selling Subsidiary.

          (b)   Except for those not yet due or those which are being contested in good faith, all Tax Returns that are required to have been filed for, by, on behalf of or with respect to DEFS or any of the Selling Subsidiaries relating to the Assets, or the operation of the Operated Systems have been filed with the appropriate Governmental Authority and all Taxes shown to be due and payable on such Tax Returns have been paid in full;

          (c)   To DEFS' Knowledge, (i) neither DEFS nor any Selling Subsidiary is under audit or examination by any Governmental Authority, (ii) there are no Claims or Proceedings now pending or threatened against DEFS or any Selling Subsidiary with respect to any Tax or any matters under discussion with any Governmental Authority relating to any Tax, and (iii) there are no Claims for any additional Tax asserted by any Governmental Authority against DEFS or any Selling Subsidiary relating to the Assets or the operation of Conroe and the Operated Systems; and

          (d)   None of the Assets: (i) is "tax-exempt use property" within the meaning of Section 168(h) of the Code or (ii) directly or indirectly secures any debt the interest on which is tax-exempt under the Code.

        5.6    Operating Statements.    The Operating Statements for the Operated Systems were prepared by DEFS or a Selling Subsidiary using accounting practices and procedures ordinarily used by DEFS or such Selling Subsidiary in the preparation of internally prepared operating statements, consistently applied, and, except for the effect of any adjustments to the Operating Statement for Conroe as a result of the reallocation of interests by ExxonMobil, fairly present the costs and results of operations of the Operated Systems for the periods covered thereby. To DEFS' Knowledge, the Operating Statements for Seminole fairly present the costs and results of operation of Seminole for the periods covered thereby.

        5.7    Litigation; Compliance with Laws.    Except as described in Schedule 5.7:

          (a)   There is no injunction, restraining order or Proceeding pending, or to the Knowledge of DEFS, threatened against DEFS or any Selling Subsidiary that restrains or prohibits the consummation of the transactions contemplated by this Agreement.

          (b)   There is no Claim or Proceeding pending, or to DEFS' Knowledge, threatened, against or affecting the Assets, or DEFS' or any Selling Subsidiary's ownership of the Assets or the operation of the Operated Systems by DEFS or any Selling Subsidiary, before or by any Governmental Authority.

          (c)   The Operated Systems are, and DEFS and its Affiliates are currently operating, and for the past two years have operated, the Operated Systems, in compliance with applicable Laws. To DEFS' Knowledge, Seminole is currently being operated, and for the past two years has been operated, in compliance with applicable Laws. Notwithstanding anything herein to the contrary, the provisions of this Section 5.7(c) shall not relate to or cover Environmental Laws or any Environmental Matters.

        5.8    Assumed Contracts.    As of the date of this Agreement, the Assumed Contracts include all of the contracts or agreements relating to the Operated Systems and Seminole under which natural gas or natural gas liquids are purchased, sold, processed or transported, and all other contracts or agreements which relate primarily to the Assets or the business to which the Assets relate. Except as listed on Schedule 5.8, neither DEFS nor any Selling Subsidiary is in default and there is no event or circumstance that with notice, or lapse of time or both, would constitute an event of default by DEFS or any Selling Subsidiary under the terms of any of the Assumed Contracts. To DEFS' Knowledge and except as listed on Schedule 5.8, (i) all of the Assumed Contracts (other than those to be entered into in the future) are enforceable and in full force and effect, (ii) no counter-party to any of the Assumed Contracts is in default under the terms of such Assumed Contract, and (iii) DEFS has no Knowledge of any facts or circumstances that with the passage of time, the giving of notice, or both, would constitute a default under any Assumed Contract or would excuse performance under any Assumed Contract by reason of force majeure.

        5.9    Intellectual Property.    Except as described in Schedule 5.9, neither DEFS nor any Selling Subsidiary has received any written notice of infringement, misappropriation or conflict with respect to Intellectual Property from any Person with respect to the operation of the Operated Systems. To DEFS'

Knowledge, (i) the operation of the Operated Systems has not infringed, misappropriated or otherwise conflicted with any patents, patent applications, patent rights, trademarks, trademark applications, service marks, service mark applications, copyrights, trade names, unregistered copyrights, trade secrets of any other Person.

        5.10    Preferential Rights to Purchase.    Except as listed in Schedule 5.10, there are no preferential or similar rights to purchase any portion of the Assets.

        5.11    Broker's or Finder's Fees.    No investment banker, broker, finder or other Person is entitled to any brokerage or finder's fee or similar commission in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of DEFS or any Selling Subsidiary or any of DEFS' Affiliates which is, or following the Closing would be, an obligation of BUYER.

        5.12    Condemnation.    Except for litigation matters in which DEFS and all Selling Subsidiaries have been dismissed and the litigation and Claims identified on Schedule 5.7, as of the date hereof, there has been no taking (whether permanent, temporary, whole or partial) of any part of the Assets by reason of condemnation against DEFS or any Selling Subsidiary, and to DEFS' Knowledge no such taking has been threatened.

        5.13    Environmental Matters.    Except as set forth in Schedule 5.13.

          (a)   To DEFS' Knowledge, neither DEFS nor any other Person has caused or allowed the generation, use, treatment, storage, or Disposal of Hazardous Materials at the Operated Systems, except in accordance with all applicable Environmental Laws;

          (b)   To DEFS' Knowledge, there has been no release of any Hazardous Materials at, on, or underlying any of the Assets or the Operated Systems other than in the ordinary course of business and all such releases have been reported to the appropriate Governmental Authority or were in compliance with applicable Environmental Law;

          (c)   DEFS or a Selling Subsidiary has secured and holds all Permits required under Environmental Laws for the operation of the Operated Systems and DEFS or the Selling Subsidiary holding such Permit is in compliance with such Permits;

          (d)   Neither DEFS nor any Selling Subsidiary has received written inquiry or notice of any actual or threatened Claim related to or arising under any Environmental Law relating to the Assets;

          (e)   Neither DEFS nor any Selling Subsidiary has at any time within the past two (2) years operated or been required to operate any of the Operated Systems under any compliance order, a decree or agreement, any consent decree or order, or corrective action decree or order issued by or entered into with any Governmental Authority under any Environmental Law or any Law regarding health or safety in the work place;

          (f)    To DEFS' Knowledge, DEFS and each Selling Subsidiary is currently operating the Operated Systems in compliance with all applicable Environmental Laws; and

          (g)   DEFS has offered BUYER access at DEFS' headquarters in Denver, Colorado to copies of the final drafts of all written environmental reports and assessments in respect of the Assets in its possession or under its control, and to DEFS' Knowledge, there are no other written environmental reports or assessments in respect of the Assets which are not in its possession or under its control.

        5.14    Benefit Plan Liabilities.    At the Effective Time, BUYER shall have no liability with respect to any Benefit Plans except for liabilities, if any, encumbering the Assets arising from DEFS' or a Selling Subsidiary's status prior to the Closing as an ERISA Affiliate of Duke Energy Corporation, which liabilities are included as Retained Liabilities.

        5.15    No Foreign Person.    Neither DEFS nor any Selling Subsidiary is a "foreign person" as defined in Section 1445 of the Code and in any regulations promulgated thereunder.

        5.16    Bankruptcy.    There are no bankruptcy, reorganization or receivership proceedings pending, planned or being contemplated by DEFS or any Selling Subsidiary with respect to DEFS, any Selling Subsidiary or the Assets, or to the Knowledge of DEFS, being threatened against DEFS or any Selling Subsidiary.

        5.17    Advance Receipts/Purchases.    Other than Imbalances, neither DEFS nor any Selling Subsidiary has, other than in a manner consistent with the normal cycle of billing (A) received any quantity of natural gas or liquids under any Assumed Contract for which payment will be due in the future, or (B) received prepayments, advance payments or loans that will require BUYER to perform services or provide natural gas or gas liquids under any Assumed Contract after the Effective Time without payment.

        5.18    Diligence Materials.    All documents, agreements or instruments provided to BUYER by DEFS to enable BUYER to evaluate the transaction contemplated by this Agreement were either the originals of such documents, agreements or instruments or true and correct copies of the originals of such documents, agreements or instruments. Except for policy or contract limits (which have been reduced to reflect the fact that the Conroe Environmental Agreements cover only Conroe), the Conroe Environmental Agreements provide the same or greater coverages for Conroe as DEFS has under the existing agreements providing for environmental remediation and insurance at Conroe.

        5.19    Regulatory Filings.    DEFS has offered BUYER access at DEFS' headquarters in Denver, Colorado, to true and complete copies of all currently effective reports, tariffs and rate schedules relating to the Assets or the Operated Systems filed by DEFS or any Selling Subsidiary with any Governmental Authority, and such reports, tariffs and rate schedules are true and correct and were prepared in substantial conformity with applicable regulations and were filed in the appropriate offices.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

        BUYER hereby represents and warrants to DEFS:

        6.1    Organization, Good Standing, and Authorization.    BUYER is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware. BUYER has all requisite power and authority to enter into and perform this Agreement and the Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to carry out the transactions contemplated herein and therein. The execution and delivery of this Agreement and the Transaction Documents to which it is a party and the consummation by BUYER of the transactions contemplated herein have been duly and validly authorized by all necessary action by BUYER. This Agreement has been duly executed and delivered by BUYER.

        6.2    Enforceability.    This Agreement constitutes, and upon execution and delivery of the Transaction Documents to which BUYER is a party, such Transaction Documents will constitute, valid and binding obligations of BUYER, enforceable against BUYER in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting creditor's rights generally and general principles of equity.

        6.3    No Conflicts.    The execution, delivery and performance by BUYER of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby or thereby, will not:

          (a)   Provided that any BUYER Required Consents and Post Closing Consents have been obtained, conflict with, constitute a breach, violation or termination of, give rise to any right of termination, cancellation or acceleration of or result in the loss of any right or benefit under, any agreement to which BUYER is a party;

          (b)   Conflict with or violate the organizational documents of BUYER, including its limited partnership agreement, and

          (c)   Provided that all of BUYER Required Consents and Post Closing Consents have been obtained, violate any Law applicable to BUYER or its properties or assets.

        6.4    Consents, Approvals, Authorizations and Governmental Regulations.    Except (i) for Post-Closing Consents, (ii) as may be required under the HSR Act and (iii) as set forth in Schedule 6.4 (the items described in clauses (ii) and (iii) being collectively referred to as the "BUYER Required Consents"); no order, consent, waiver, permission, authorization or approval of, or exemption by, or the giving of notice to or registration or filing with, any Governmental Authority or Third Person, is necessary for BUYER to execute, deliver and perform this Agreement or the Transaction Documents to which it will be a party.

        6.5    Litigation.    There is no injunction, restraining order or Proceeding pending against BUYER that restrains or prohibits the consummation of the transactions contemplated by this Agreement.

        6.6    Independent Investigation.    BUYER is knowledgeable in the business of owning and operating natural gas, natural gas liquids, condensate and refined product facilities. In making the decision to enter into this Agreement and consummate the transaction contemplated hereby, BUYER has relied solely on its own independent due diligence investigations and inspection of the Assets, and the representations, warranties, covenants and undertakings of DEFS in this Agreement and the Transaction Documents. BUYER ACKNOWLEDGES THAT IT IS ACQUIRING THE ASSETS IN THEIR "AS IS, WHERE IS" CONDITION AND STATE OF REPAIR, AND WITH ALL FAULTS AND DEFECTS, AND THAT EXCEPT AS EXPRESSLY SET OUT IN THIS AGREEMENT OR THE TRANSACTION DOCUMENTS, DEFS HAS MADE NO REPRESENTATION, WARRANTY OR COVENANT OF ANY KIND OR NATURE, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MARKETABILITY, QUALITY, CONDITION, CONFORMITY TO SAMPLES, MERCHANTABILITY, AND/OR FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE, EXCEPT AS OTHERWISE SET OUT IN THIS AGREEMENT OR THE TRANSACTION DOCUMENTS, EXPRESSLY DISCLAIMED BY DEFS AND WAIVED BY BUYER. BUYER FURTHER ACKNOWLEDGES THAT: (I) THE ASSETS HAVE BEEN USED FOR NATURAL GAS, NATURAL GAS LIQUIDS, CONDENSATE AND/OR REFINED PRODUCT OPERATIONS AND PHYSICAL CHANGES IN THE ASSETS AND IN THE LANDS BURDENED THEREBY MAY HAVE OCCURRED AS A RESULT OF SUCH USES AND (II) THE ASSETS MAY INCLUDE BURIED PIPELINES AND OTHER EQUIPMENT, THE LOCATIONS OF WHICH MAY NOT BE READILY APPARENT BY A PHYSICAL INSPECTION OF THE ASSETS OR THE LANDS BURDENED THEREBY. EXCEPT AS EXPRESSLY SET OUT IN THIS AGREEMENT, DEFS MAKES NO REPRESENTATION, COVENANT OR WARRANTY, EXPRESS, IMPLIED OR STATUTORY, AS TO (A) THE ACCURACY OR COMPLETENESS OF ANY DATA OR RECORDS DELIVERED TO BUYER WITH RESPECT TO THE ASSETS, INCLUDING, WITHOUT LIMITATION, ANY DESCRIPTION OF THE ASSETS, PRICING ASSUMPTIONS, QUALITY OR QUANTITY OF THE INTERESTS, FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT OR (B) FUTURE VOLUMES OF HYDROCARBONS OR OTHER PRODUCTS GATHERED, TRANSPORTED, TREATED, STORED OR PROCESSED THROUGH OR AT THE ASSETS. With respect to any projection or forecast delivered by or on behalf of DEFS or its Affiliates to BUYER, BUYER acknowledges that (i) there are uncertainties inherent in attempting to make such projections and forecasts, (ii) BUYER is familiar with such uncertainties, and (iii) BUYER is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts furnished to BUYER. BUYER acknowledges that DEFS only holds a 12.42% undivided interest in the Assets comprising Seminole.

        6.7    Broker's or Finder's Fees.    No investment banker, broker, finder or other Person is entitled to any brokerage or finder's fee or similar commission in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of BUYER or any of its Affiliates which is, or following the Closing would be, an obligation of DEFS or any of its Affiliates.

        6.8    Available Funds.    BUYER will have at Closing, sufficient cash to enable it to make payment in immediately available funds of the Purchase Price when due and any other amounts to be paid by it hereunder.

ARTICLE VII

COVENANTS AND ACCESS

        7.1    Conduct of Business.

          (a)   Without the prior written consent of BUYER, which consent shall not be unreasonably withheld or delayed, DEFS covenants and agrees that from and after the execution of this Agreement and until the Closing:

            (i)    DEFS will not, and will cause each of the Selling Subsidiaries not to, sell, transfer, assign, convey or otherwise dispose of any Assets other than the sale of Inventory in the ordinary course of business or the sale or other disposition of equipment or other Personal Property which is replaced with equipment or other Personal Property of comparable or better value and utility. Notwithstanding the foregoing, DEFS will use and will cause the Selling Subsidiaries to use, commercially reasonable efforts to minimize the amount of Excess Inventory at the Closing;

            (ii)   DEFS will not, and will cause each of the Selling Subsidiaries not to, create or allow the creation of any Lien other than Permitted Encumbrances on any Asset;

            (iii)  DEFS will, and will cause each of the Selling Subsidiaries not to, amend any Contract in any material respect, or terminate any Contract, or enter into any new contracts or agreements in respect of the Assets performable after the Effective Time other than in the ordinary course of business, and BUYER agrees that any such new contracts or agreement entered into in compliance with this Section 7.1(a)(iii) shall be added to Exhibit A-6 and shall be deemed to be an Assumed Contract;

            (iv)  DEFS will not, and will cause each of the Selling Subsidiaries not to, incur, or commit to incur any liability or obligation to make capital expenditures that will become the obligations of BUYER pursuant to Section 7.13 or which will be payable by BUYER after the Effective Time, other than those Capital Projects described on Schedule 7.13 on the date of this Agreement and other capital expenditures which do not exceed $30,000 in the aggregate for any project;

          (b)   DEFS will give BUYER written notice of (i) any breach of any representation or warranty under this Agreement, or (ii) any event or development that it believes is reasonably likely to have a Material Adverse Effect, promptly upon DEFS obtaining Knowledge thereof.

          (c)   Unless BUYER otherwise agrees in writing, which agreement shall not be unreasonably withheld or delayed, DEFS shall:

            (i)    except in the case of Seminole which is operated by a Third Person, cause the Assets to be maintained and operated in the ordinary course of business in accordance with the past operating and maintenance practices of DEFS and the Selling Subsidiaries, including regular scheduled maintenance plans and capital expenditures, and pay or cause to be paid all costs and expenses in connection therewith when due; provided, however, that if DEFS believes that it is desirable to depart from its ordinary course of business with respect to the Assets, it will promptly advise BUYER of the reasons therefore;

            (ii)   carry on, and cause each Selling Subsidiaries to carry on, its business in respect of the Assets in substantially the same manner as it has heretofore; and

            (iii)  except in the case of Seminole which is operated by a Third Person, use reasonable efforts, and cause each Selling Subsidiary to use reasonable efforts (A) to preserve its business in respect of the Assets intact, (B) to keep available the services of the employees involved in the conduct of such business and (C) to preserve the goodwill of customers having business relations with DEFS or such Selling Subsidiary in respect of the Assets, in each case, consistent with past practice.

        7.2    Casualty Loss.

          (a)   DEFS shall promptly notify BUYER of any Casualty Loss of which DEFS becomes aware prior to the Closing. If a Casualty Loss occurs that could reasonably be expected to have a Material Adverse Effect, DEFS or BUYER shall have the right to extend the Closing Date for up to 45 days for the purpose of repairing or replacing the Assets destroyed or damaged by the Casualty Loss. If DEFS does not repair or replace the Assets destroyed or damaged by the Casualty Loss prior to the Closing and the Parties are unable to agree on a reduction to the Purchase Price to compensate BUYER for the Casualty Loss, BUYER may terminate this Agreement upon fifteen (15) days written notice to DEFS.

          (b)   If this Agreement is not terminated by BUYER as provided in subsection (a), BUYER's sole remedy with respect to any Casualty Loss in respect of Assets which are not repaired or replaced prior to the Closing is to (i) reduce the Purchase Price by an amount estimated by DEFS and agreed to by BUYER to be equal to the repair or replacement cost of the Assets affected by the Casualty Loss; provided that, if the Parties cannot agree, then the Closing shall occur and either Party may submit the determination of the costs of the Casualty Loss for resolution pursuant to Section 12.8, in which case any insurance, condemnation or taking proceeds with respect to such Casualty Loss shall be the sole property of DEFS, or (ii) accept the Assets with no adjustment to the Purchase Price, but with BUYER being entitled to receive as BUYER's sole property all insurance, condemnation or taking proceeds, on account of such Casualty Loss.

        7.3    Access, Information and Access Indemnity.

          (a)   Commencing on signing and continuing until Closing, DEFS will make available at DEFS' offices to BUYER and BUYER's authorized representatives for examination as BUYER may reasonably request, all land files, regulatory files, abstracts, title opinions, engineering data, environmental data or information, reports, maps, drawings, surveys, books, records, and agreements in DEFS' or its Affiliates' possession or control relating to the Assets; provided, however, such material shall not include (i) any proprietary data which relates to another business of DEFS and is not related to the continued operation of the Assets, (ii) any information described on Schedule 7.3 subject to Third Person confidentiality agreements for which a consent or waiver cannot be secured by DEFS after reasonable efforts, or (iii) the information described on Schedule 7.3 which, if disclosed, would violate an attorney-client privilege or might constitute a waiver of rights as to attorney work product or attorney-client privileged communications.

          (b)   Subject to subsection (a) above, DEFS shall permit BUYER and BUYER's authorized representatives to consult with DEFS' employees during the business hours of 8:00 a.m. to 5:00 p.m. (local time), Monday through Friday and to conduct, at BUYER's sole risk and expense, inspections and inventories of the Assets and to examine all Records at the Plant Facilities over which DEFS has control. DEFS shall also coordinate, in advance, with BUYER to allow site visits and inspections at the field sites on Saturdays unless operational conditions would reasonably prohibit such access.

          (c)   BUYER SHALL PROTECT, DEFEND, INDEMNIFY AND HOLD THE DEFS INDEMNITEES HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS AND LOSSES OCCURRING ON OR TO THE ASSETS CAUSED BY THE ACTS OR OMISSIONS OF BUYER, BUYER'S AFFILIATES OR ANY PERSON ACTING ON BUYER'S OR ITS AFFILIATE'S BEHALF IN CONNECTION WITH ANY DUE DILIGENCE CONDUCTED PURSUANT TO OR IN CONNECTION WITH THIS AGREEMENT, INCLUDING ANY SITE VISITS AND ENVIRONMENTAL SAMPLING. BUYER shall comply fully with all rules, regulations, policies and instructions issued by DEFS or any Third Person operator regarding BUYER's actions while upon, entering or leaving any property included in the Assets, including any insurance requirements that DEFS may impose on contractors authorized to perform work on any property owned or operated by DEFS. Notwithstanding the foregoing, DEFS shall not impose rules, regulations or instructions that unreasonably impede or delay any of BUYER's activities permitted by this Section 7.3.

        7.4    Environmental Matters.

          (a)   BUYER shall be entitled to perform, at its sole cost, risk and expense, any non-invasive or invasive environmental diligence (Phase I or Phase II environmental analysis) on the Operated Systems other than Conroe in compliance with the procedures attached hereto as Exhibit E during the period ending forty-five (45) days after the date of this Agreement. BUYER shall have no right of access to Seminole and shall not be permitted to conduct any invasive environmental analysis (or other invasive activity) at Conroe, but shall be entitled to perform, at its sole cost, risk and expense, any non-invasive environmental analysis thereof.

          (b)   BUYER shall furnish DEFS copies of all environmental materials obtained by, or prepared by or for BUYER or its Affiliates and their respective agents in connection with any of the foregoing inspections. All such environmental reports will be held in confidence in accordance with the terms thereof and, if the transactions contemplated herein are not consummated, will be delivered to DEFS in accordance with the terms of the Confidentiality Agreement.

          (c)   If in the course of its environmental diligence, BUYER discovers any Environmental Defects that it desires DEFS to redress (other than any matters described on the Exception Schedules), BUYER shall provide DEFS with an Environmental Defect Notice therefore by the Notice Deadline and DEFS shall, in its sole discretion, elect any one of the following by written notice prior to the Closing:

            (i)    Agree to Remediate the Environmental Defect at its sole cost, risk and expense in accordance with the Cost Effective Environmental Remedy before or after the Closing and may, in its discretion, extend the Closing for up to 45 days in order to attempt to effect such Remediation prior to the Closing;

            (ii)   Agree to pay to BUYER an amount for the Environmental Defect equal to the Environmental Corrective Cost thereof as agreed to between DEFS and BUYER; provided that if the Parties are unable to agree, the Closing shall occur and such amount shall be determined by arbitration pursuant to the procedure in Section 12.8; or

            (iii)  If such Environment Defect is of the kind or nature that a prudent operator of assets like the Assets affected by such Environmental Defect would not currently undertake Remediation, agree to indemnify BUYER against Claims and Losses related to the Environmental Defect in accordance with Section 11.2(e), in which case such item shall be set forth on Schedule 11.2(e).

          (d)   Notwithstanding anything in this Section 7.4 to the contrary, BUYER shall not be entitled to assert any Environmental Defect under this Agreement, and hereby waives all Claims against DEFS with respect to any Environmental Matters, unless the reasonably estimated Environmental Corrective Costs of such Environmental Defect exceed $5,000 (a "Qualified Environmental Claim") and then only to the extent that the sum of all such Qualified Environmental Claims exceeds $250,000 in the aggregate.

          (e)   In connection with any Environmental Defect that DEFS is required to Remediate or indemnify BUYER under this Agreement, (i) BUYER shall make available, and DEFS shall have the right, from time to time, to review, all environmental materials related to the Assets to the extent related to any Pre-Closing environmental issues, and to have access to the Assets and BUYER's utility services from time to time to effect Remediation, (ii) BUYER shall in good faith fully cooperate with DEFS with respect thereto and (iii) DEFS shall have the sole and exclusive right to conduct any Remediation; provided, however, BUYER shall be entitled to participate with DEFS in any discussions, negotiations and Proceedings with any Governmental Authorities in connection therewith. DEFS shall reimburse BUYER for actual Third Person costs incurred by BUYER outside of its normal operations and to the extent necessary for DEFS' to conduct Remediation activities and for the reasonable cost of supervision and monitoring services requested from BUYER by DEFS. DEFS shall PROTECT, DEFEND, INDEMNIFY AND HOLD THE BUYER INDEMNITIES HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS AND LOSSES OCCURRING ON OR TO THE ASSETS CAUSED BY THE ACTS OR OMISSIONS OF DEFS, DEFS' AFFILIATES OR ANY PERSON ACTING ON DEFS' OR DEFS' AFFILIATES BEHALF IN CONNECTION WITH ANY REMEDIATION CONDUCTED PURSUANT TO THIS AGREEMENT. DEFS shall comply fully with all rules, regulations, policies and instructions issued by BUYER or any Third Person operator regarding DEFS' actions while upon, entering or leaving any property included in the Assets, including any insurance requirements to the extent set forth on Schedule 7.4(e). Notwithstanding the foregoing, BUYER shall not impose rules, regulations or instructions that unreasonably impede or delay DEFS' Remediation activities.

          (f)    If (i) Environmental Corrective Costs with respect to any Environmental Defects affecting the AIM System exceeds $3,500,000, and (ii) notwithstanding that such Environmental Defects would be Remediated by DEFS pursuant to this Agreement, such Environmental Defects could reasonably be expected to have a material adverse effect on the value of the AIM System, BUYER shall have the right to terminate this Agreement upon ten (10) days written notice to DEFS, which notice shall describe in reasonable detail BUYER's basis for concluding that such a material adverse effect exists notwithstanding that such Environmental Defect would be Remediated by DEFS.

          (g)   Notwithstanding anything in this Agreement to the contrary, (i) BUYER shall accept all liability and obligations with respect to any ground coverage conditions on the following segments of the AIM System: the Ray Braswell-Pineywoods 20" line located in the Springwood Subdivision, the Vicksburg (Halls Ferry Road) 12" line and the Baxterville 16" line, and (ii) DEFS shall accept all liability and obligations with respect to, and use commercially reasonably efforts to remedy prior to Closing, the ground coverage conditions on the Redwood line comprising part of the AIM System existing prior to the Closing and those matters described in items 3(c), (d) and (e) of Schedule 5.13 and item 3(b) on Schedule 5.7. If DEFS is unable to remedy such matters prior to Closing, DEFS shall treat such matters as if they were Environmental Defects that DEFS had agreed to Remediate, provided, however, that BUYER shall make its field personnel available to DEFS to assist in the remediation of the Redwood line ground coverage condition at no cost and DEFS shall have no liability to BUYER for ground coverage gas loss or for disruption to BUYER's operations as a result of remediation of such ground coverage conditions. DEFS shall consult with BUYER with respect to its proposed remediation of the Redwood line washout conditions.

          (h)   Except only to the extent of Retained Liabilities, the remedies for breaches of DEFS' representations and warranties set out in Section 5.13 and DEFS' indemnity obligations under Section 11.2(e) (which shall not be limited by the provisions of this Section 7.4), this Section 7.4 sets out BUYER's sole and exclusive remedies against DEFS, any Selling Subsidiary or any other DEFS Indemnitee in respect of Environmental Laws or Environmental Matters affecting the Operated Systems.

        7.5    Title Defects.

          (a)   BUYER shall have a period of forty-five (45) days from the date of this Agreement to examine title to the Assets. If in the course of such examination, BUYER discovers any Title Defects (other than any matter described in an Exception Schedule), it may provide DEFS with a Title Defect Notice with respect to such Title Defect prior to the Notice Deadline.

          (b)   With respect to Title Defects that are described in a Title Defect Notice delivered to DEFS by the Title Notice Deadline, DEFS shall, in its sole discretion, elect either one of the following by written notice prior to the Closing:

            (i)    Agree to cure the Title Defect at its sole cost, risk and expense in accordance with the Cost Effective Title Remedy before or after the Closing, and may, in its discretion, extend the Closing for up to 45 days in order to effect such cure prior to Closing; or

            (ii)   Agree to pay to BUYER an amount for a Title Defect equal to the Title Corrective Cost thereof as agreed to between DEFS and BUYER; provided that if the Parties are unable to agree, the Closing shall occur and such amount shall be determined by arbitration pursuant to the procedure in Section 12.8.

          (c)   Notwithstanding anything in this Section 7.5 to the contrary, BUYER shall not be entitled to assert any Title Defect under this Agreement, and hereby waives all Claims against DEFS in respect of any Title Defects, unless the Claim is timely made in accordance with the provisions of this Section 7.5 and then only to the extent that the Title Corrective Costs with respect to all such Title Defects exceed $100,000 in the aggregate. The provisions of this Section 7.5(c) shall not apply to Claims made in respect of DEFS' special warranty of title described in Section 2.1 and contained in each bill of sale or other conveyance document transferring or conveying the Assets to BUYER.

          (d)   In connection with any Title Defect that DEFS is required to cure, (i) BUYER shall make available, and DEFS shall have the right, from time to time, to review, all title reports and records relating to such Title Defect, and (ii) BUYER shall in good faith fully cooperate with DEFS with respect thereto. DEFS' cure of such defect shall be evidenced by DEFS delivery of written notice to BUYER that the Title Defect has been cured, and if BUYER disputes that any such Title Defect has been properly cured and the Parties are unable to reach agreement with respect thereto, such matter shall be submitted to arbitration in accordance with Section 12.8.

          (e)   Except as a result of the special warranty of title described in Section 2.1 and contained in each bill of sale or other conveyance document transferring or conveying the Assets to BUYER and DEFS' indemnity obligations under Section 11.2(e) (which shall not be limited by the provisions of this Section 7.5), this Section 7.5 sets forth BUYER's sole and exclusive remedy with respect to Title Defects or any other title conditions or other title matters affecting the Assets.

        7.6    DEFS' Limitation on Due Diligence Defects and Other Matters.    Notwithstanding any provision herein to the contrary, in the event that DEFS' reasonably anticipated aggregate cost to Remediate, cure or correct or pay BUYER for Environmental Defects or Title Defects as asserted by BUYER, together with any reductions in the Purchase Price as a result of any Casualty Losses and DEFS' good faith estimate of its liability with respect to breaches of representations and warranties of which DEFS has received notice from BUYER, exceeds 5% of the Purchase Price, then DEFS shall have the right to terminate this Agreement upon ten (10) days written notice to BUYER.

        7.7    Names.    As soon as reasonably possible, but in no event later than sixty (60) days after Closing, BUYER shall remove the names of DEFS and its Affiliates, including "Duke" or "DEFS" and all variations thereof, from the Assets. As soon as reasonably possible after the Closing, BUYER shall make the requisite filings with, and provide the requisite notices to, the appropriate Governmental Authorities to reflect that BUYER has title to the Assets.

        7.8    Regulatory Filings; Hart-Scott-Rodino Filing.

          (a)   BUYER and DEFS will take all commercially reasonable actions necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts, as promptly as practicable to obtain all consents, approvals or actions of, to make all filings with, and to give all notices to, Governmental Authorities required to accomplish the transactions contemplated by this Agreement.

          (b)   This Agreement is subject in all respects to and conditioned upon compliance by the Parties with the HSR Act, to the extent that the HSR Act is applicable to the transactions contemplated by this Agreement. The Parties shall make any filings required under the HSR Act on or prior to fifteen (15) days after the date hereof and provide such information to the FTC as is required in connection with the HSR Act as soon as practicable after a request therefor.

          (c)   Notwithstanding any provision herein to the contrary, each of the Parties will (i) use reasonable efforts to comply as expeditiously as possible with all lawful requests of Governmental Authorities for additional information and documents pursuant to the HSR Act, (ii) not (A) extend any waiting period under the HSR Act or (B) enter into any voluntary agreement with any Governmental Authority not to consummate the transactions contemplated by this Agreement, except with the prior consent of the other Party, and (iii) cooperate with each other and use reasonable efforts to obtain the requisite approval of the FTC and DOJ; provided, however, that neither Party shall be obligated to accept any conditional approval or divest any of its properties (including, in the case of the BUYER, any of the Assets).

          (d)   BUYER will be responsible for paying the filing fees required with respect to any filing under the HSR Act.

        7.9    Preservation of Records.    For a period of seven (7) years after the Closing Date, the Party in possession of the originals of the Records will retain such Records at its sole cost and expense and will make such Records available to the other Party upon reasonable notice for inspection and/or copying, at the expense of the requesting Party, at the headquarters of the Party in possession (or at such other location in the United States as the Party in possession may designate in writing to the other Party) at reasonable times and during regular office hours. If BUYER, at any time, transfer(s) the Assets directly or indirectly, to a Third Person, then BUYER will provide notice of such transfer to DEFS within a reasonable period after such transfer and obligate the transferee to maintain the Records as herein required and will retain access to the Records for the benefit of itself and DEFS. BUYER agrees that DEFS may retain a copy of the Records.

        7.10    Accounting for Excess Inventory.    As of the Effective Time, representatives of the Parties shall jointly calculate the quantity and value of Excess Inventory in accordance with the procedures, and based on the market value of the Excess Inventory determined as of the date five (5) days prior to the Closing Date using the indices, described on Schedule 7.10.

        7.11    Imbalances.

          (a)   Schedule 1.1(a) sets out the actual amounts of the Assumed Imbalance Receivables and the Assumed Imbalance Payables as of the date set forth in such schedule. DEFS shall use commercially reasonable efforts to minimize the amount of the Assumed Imbalance Receivables and the Assumed Imbalance Payables outstanding as of the Effective Time. DEFS shall make a good faith estimate of the Assumed Imbalance Receivables and Assumed Imbalance Payables as of the date five (5) days prior to the Closing Date and update Schedule 1.1(a) to reflect such estimate. The Assumed Imbalance Receivables as set out in the final Schedule 1.1(a) shall be for the sole benefit of BUYER and it shall be the sole obligation of BUYER to discharge the Assumed Imbalance Payables as set out in the final Schedule 1.1(a). Such amounts shall be cashed out as between the Parties based upon the formula used to value the Excess Inventory. BUYER and DEFS agree to cooperate and to make available to each other all information necessary to calculate and to confirm and verify the actual volume and value of Imbalances.

          (b)   DEFS shall retain any and all such Imbalances other than the Assumed Imbalance Receivables and the Assumed Imbalance Payables. BUYER shall use reasonable good faith efforts to assist DEFS (as DEFS may reasonably request) in collecting such amounts and pay to DEFS any such amounts (and the market value of any Imbalance delivered in kind) that BUYER collects or receives. Until the earlier of (i) the collection of the Imbalance Receivables in respect of Conroe in full, (ii) the date two years from the Effective Time, or (iii) DEFS providing written notice to BUYER directing otherwise; BUYER shall continue to suspend payments to Third Persons to the extent attributable to production proceeds at Conroe, pay such amount to DEFS and use reasonable good faith efforts to assist DEFS in the collection of the Imbalance Receivables, subject to full indemnification and defense by DEFS.

        7.12    Suspense Account Funds and Division Orders.

          (a)   Certain funds otherwise payable to operators and/or working, royalty or other interest owners in wells connected, or other owners delivering natural gas or liquid hydrocarbons to certain facilities have been or may be placed in suspense pending resolution of questions of title, execution of division or transfer orders, or for similar reasons (the "Suspense Account Funds"). DEFS shall retain any and all Suspense Account Funds and related obligations other than with respect to the Assumed Suspense Account Obligations.

          (b)   Schedule 1.1(b) sets out the actual liability in respect of the Assumed Suspense Account Obligations as of the date set forth in such Schedule. DEFS shall make a good faith estimate of its liability in respect of the Assumed Suspense Account Obligations as of the date five (5) days prior to the Closing Date, shall update Schedule 1.1(b) to reflect such estimate, and in exchange for a payment in an amount equal to such estimated liability, BUYER shall assume and agree to be solely responsible for such scheduled liabilities. BUYER and DEFS agree to cooperate and to make available to each other all information necessary to calculate and to confirm and verify the actual amount of the liability with respect to the Assumed Suspense Account Obligations.

        7.13    Capital Projects.    Schedule 7.13 as supplemented from time to time sets out those capital projects ("Capital Projects") for which BUYER shall have financial responsibility. DEFS shall have the right to supplement Schedule 7.13 to add non-maintenance related capital projects approved by BUYER pursuant to Section 7.1(a)(iv) or for which BUYER does not have approval rights because they do not meet the size to require approval pursuant thereto. BUYER shall reimburse DEFS at the Closing for DEFS' actual costs paid in connection with the Capital Projects identified in Schedule 7.13, whether or not DEFS has received an invoice therefore. All costs and expenses in respect of the Capital Projects incurred after the Effective Time shall be solely for the account of and payable by BUYER.

        7.14    Employees.

          (a)   Within ten (10) days from the date of this Agreement, DEFS will provide BUYER with a list of all field employees and commercial and administrative support employees of DEFS and its Affiliates who are assigned on a full time or primary basis to any of the Assets (the "Business Employees") and, with respect to each Business Employee, the Business Employee's name, title, and compensation.

          (b)   BUYER, at its sole option and discretion, may make offers of employment to those Business Employees selected by BUYER. Subject to the terms of this Agreement, BUYER's offers of employment shall be on such terms and conditions (including levels of compensation) as BUYER may determine in its sole discretion.

          (c)   BUYER may conduct pre-employment interviews with the Business Employees and DEFS shall provide reasonable access to such employees to BUYER to conduct such interviews. No later than thirty-five (35) days after the date hereof, BUYER will deliver to DEFS a written list containing the name and proposed offer (including base pay and benefits) of all of the Business Employees to whom BUYER intends to offer employment. The Business Employees who accept and actually commence employment with BUYER on the Closing Date (unless DEFS and BUYER mutually agree to a later commencement date) are hereinafter collectively referred to as the "Continuing Employees."

          (d)   With respect to any employees of DEFS or its Affiliates who perform services with respect to any of the Assets and whose employment relationship with DEFS or any of its Affiliates is terminated by DEFS, DEFS shall comply with all applicable Laws in connection therewith, including the Worker Adjustment and Retraining Notification Act.

          (e)   With respect to the Continuing Employees:

            (i)    If BUYER terminates the employment of any Continuing Employee within one (1) year after the Closing Date under circumstances that would have entitled such Continuing Employee to a severance benefit under DEFS' severance formula in effect for such employee on the Effective Time, as described on Schedule 7.14(e)(i), BUYER will pay such Continuing Employee severance based on such severance benefit plan taking into account years of service recognized by DEFS and years of service with BUYER. DEFS shall provide BUYER prior to Closing with a schedule setting out the severance benefits payable under the DEFS severance benefit plan for each Continuing Employee.

            (ii)   The Continuing Employees shall be eligible to participate in BUYER's benefit plans in accordance with the terms thereof. To the extent permitted by Law and BUYER's benefit plans, and without regard to whether such employees are located outside of the region of any network providing coverage under any such plans, (A) BUYER shall grant all Continuing Employees credit for their service with DEFS or its Affiliates for purposes of eligibility to participate in and vesting credits in BUYER's severance, long term disability, service award, vacation programs and policies, and retirement plans, (B) for the year during which such coverage begins, BUYER shall credit under any medical and/or dental benefit plan maintained by BUYER all Continuing Employees with any deductibles and co-payments already incurred during such year under DEFS' (or its Affiliate's) group health plan, and waive any pre-existing conditions exclusions or limitations as to coverage, any evidence-of-insurability provisions, and any waiting-period requirements under such plans, and (C) BUYER shall apply towards any deductible requirements and out-of-pocket maximum limits under such BUYER welfare benefit plans that are applicable for the plan year in which the Closing occurs, any amounts paid by a Continuing Employee toward such requirements and limits under any similar DEFS welfare Benefit Plan. As soon as reasonably practicable after the Closing, DEFS shall prepare and deliver to each Continuing Employee and request such Continuing Employee to deliver to BUYER a schedule setting forth the amount of the deductible and out-of-pocket maximum limits satisfied by such Continuing Employee under DEFS welfare Benefit Plans as of the Closing.

            (iii)  As soon as administratively feasible after the Closing, and subject to reasonable requirements, BUYER shall cause the trustee of BUYER's 401(k) plan trust to accept direct rollovers from DEFS' 401(k) plan trust for each Continuing Employee electing the same with respect to a distribution of his or her vested account thereunder. In addition, participant promissory notes for any outstanding loans of Continuing Employees under DEFS' 401(k) plan shall be rolled over to BUYER's 401(k) plan trust, to the extent permitted by Law, DEFS' 401(k) plan and BUYER's 401(k) plan. If any Continuing Employee does not rollover his or her account to BUYER's 401(k) plan, such Continuing Employee may continue to participate in DEFS' 401(k) plan as a terminated participant in accordance with the terms thereof, and DEFS shall retain all responsibility for the management and administration of such Continuing Employee's account balances under DEFS' 401(k) plan.

            (iv)  The number of vacation days that each Continuing Employee shall be entitled under BUYER's vacation policies for calendar year 2003 shall not exceed the number of remaining vacation days to which such employee has been granted for calendar year 2003 under DEFS' vacation policies determined as of the Effective Time, which such employee has not used and for which such employee has not been paid by DEFS. Promptly following the Closing, DEFS shall provide BUYER with a written exhibit showing the number of remaining vacation days for each Continuing Employee.

          (f)    For the one-year period following the Closing Date, if BUYER or any of its Affiliates directly or indirectly (including as an employee, a contractor or an employee of a contractor or subcontractor) retains the services of any of any Business Employee to whom DEFS paid severance payments or benefits because the employment of such Business Employee with DEFS was terminated within 60 days of the Effective Time, BUYER shall immediately reimburse DEFS the actual amount or value of severance pay that DEFS paid to such Business Employee. Notwithstanding the foregoing, this Section 7.14(f) shall not apply to employees of contractors or subcontractors of BUYER who are performing similar services for customers other than BUYER and its Affiliates.

        7.15    Like-kind Exchange.    So long as it does not delay the Closing and DEFS pays the transaction costs for such exchange, DEFS shall have the right at any time prior to Closing to assign all or a portion of its rights (but not its obligations) under this Agreement to a qualified intermediary in order to accomplish the transactions contemplated by this Agreement in a manner that would comply, either in whole or in part, with the requirements of a like-kind exchange pursuant to Section 1031 of the Code. If DEFS assigns its rights under this Agreement for this purpose, DEFS shall provide BUYER with prior written notice and BUYER agrees that, if so requested by DEFS, it will (a) provide a written consent to DEFS' assignment of its rights in this Agreement for the sole purpose herein described, and (b) pay the Purchase Price into a qualified escrow or qualified trust account at Closing as directed in writing by DEFS. Any assignment of this Agreement to a qualified intermediary shall not release DEFS from any of its liabilities or obligations to BUYER under this Agreement. DEFS shall be solely responsible to designate and obtain exchange property and to otherwise comply with Section 1031 of the Code. The rights of the Parties shall not be affected by any determination that the transaction does not qualify as a like-kind exchange.

        7.16    Credits and Receipts.    Subject to the terms hereof (including the indemnification provisions hereof), all monies, proceeds, receipts, credits and income attributable to the Assets (as determined in accordance with GAAP) (i) for all periods of time at and after the Effective Time, shall be the sole property and entitlement of BUYER, and, to the extent received by DEFS or one of its Affiliates, shall be promptly accounted for and transmitted to BUYER and (ii) for all periods of time prior to the Effective Time, shall be the sole property and entitlement of DEFS and, to the extent received by BUYER, shall be promptly accounted for and transmitted to DEFS. After Closing, regardless of when and by whom the actual invoice or demand for payment is received, (a) DEFS shall pay and be responsible for all Retained Liabilities and (b) BUYER shall pay and be responsible for all Assumed Liabilities.

        7.17    Cooperation and Reasonable Efforts.    The Parties agree to cooperate with each other and to use commercially reasonable efforts to cause all of the conditions precedent to Closing to be satisfied as soon as practicable.

        7.18    Financial Statements.    As soon as practicable after the execution of this Agreement, BUYER shall seek approval from the Securities Exchange Commission to file limited audited financial statements for the Assets consisting solely of a statement of revenue and direct operating expenses for the years ending December 31, 2000, December 31, 2001 and December 31, 2002 and the three month period ended March 31, 2003 and 2002, and, if necessary, the six month period ended June 30, 2003 and 2002 ("Limited Financials"). A public accounting firm of BUYER's choice will perform an audit of the Limited Financials and DEFS shall undertake reasonable efforts to facilitate (and shall cause the Selling Subsidiaries to undertake reasonable efforts to facilitate) such audit as requested by BUYER. In the event that BUYER is unable to obtain the consent of the Securities Exchange Commission to file the Limited Financials, then the parties shall negotiate in good faith a resolution that will allow BUYER to file that required by the Securities Exchange Commission and compensate DEFS for all associated internal and external costs.

ARTICLE VIII

CONDITIONS TO CLOSING

        8.1    DEFS' Conditions.    The obligation of DEFS to close is subject to the satisfaction of the following conditions, any of which may be waived in its sole discretion:

          (a)   The representations of BUYER contained in Article VI hereof are true on and as of the Closing, except for breaches that individually or in the aggregate are not reasonably expected to cause a Material Adverse Effect;

          (b)   BUYER shall have performed in all material respects the obligations, covenants and agreements of BUYER contained herein and required to be performed prior to the Closing.

          (c)   No Proceeding shall be pending or threatened which seeks to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

          (d)   The Required DEFS Consent described under the heading "Required Regulatory Authorizations" in Schedule 5.4 has been obtained.

          (e)   BUYER shall have made all deliveries in accordance with Section 9.2.

          (f)    DEFS shall have received BUYER's wire transfer of the amount due with respect to the Purchase Price (as set forth in the Preliminary Settlement Statement).

        8.2    BUYER's Conditions.    The obligation of BUYER to close is subject to the satisfaction of the following conditions, any of which may be waived in its sole discretion:

          (a)   The representations of DEFS contained in Article V shall be true on and as of the Closing (except for representations and warranties that, in accordance with their terms speak only as of an earlier date, in which case such representations and warranties shall be true as of such earlier date) except for breaches that individually or in the aggregate are not reasonably expected to cause a Material Adverse Effect;

          (b)   DEFS shall have performed, in all material respects, the obligations, covenants and agreements of DEFS contained herein and required to be performed prior to the Closing;

          (c)   No Proceeding shall be pending or threatened which would restrain, enjoin or otherwise prohibit, the consummation of the transactions contemplated by this Agreement.

          (d)   All of the DEFS' Required Consents and the BUYER's Required Consents shall have been obtained.

          (e)   There shall have been no event or occurrence that has had or could reasonably be expected to have a Material Adverse Effect.

          (f)    DEFS shall have delivered all documents in accordance with Section 9.2.

ARTICLE IX

CLOSING

        9.1    Time and Place of Closing.    The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at 10:00 a.m. Subject Time in the offices of DEFS in Denver, Colorado, on June 30, 2003, or on the last Business Day of the month following the satisfaction or waiver of the conditions set forth in Sections 8.1 and 8.2, or such other time and place as the Parties agree to in writing (the "Closing Date"), and shall be effective as of the Effective Time.

        9.2    Deliveries at Closing.    At the Closing,

          (a)   DEFS will deliver or cause to be delivered to BUYER:

            (i)    Each of the Transaction Documents to which DEFS or any of its Affiliates are a party duly executed by DEFS or such Affiliates, it being agreed that the assignment and conveyance of the Assets shall be in substantially the form of Exhibit I;

            (ii)   Certificates issued by appropriate Governmental Authorities evidencing the good standing and existence of DEFS and each of the Selling Subsidiaries in Delaware, as of a date not more than thirty (30) days prior to the Closing Date;

            (iii)  A certificate of a corporate officer or other authorized person dated the Closing Date, certifying on behalf of DEFS that the conditions in Sections 8.2(a) 8.2(b) have been fulfilled;

            (iv)  Legal opinions rendered by DEFS' outside corporate counsel in substantially the form attached as Exhibit D-1;

            (v)   The Transition Services Agreement duly executed by DEFS;

            (vi)  The ExxonMobil Agreement duly executed by the parties thereto;

            (vii) The Hattiesburg Agreement duly executed by the parties thereto;

            (viii) The Conroe Environmental Agreements duly executed by the parties thereto;

            (ix)  The NGL Agreements duly executed by Duke Energy NGL Services, LP; and

            (x)   A FIRPTA Affidavit in customary form.

          (b)   BUYER will deliver or cause to be delivered to DEFS:

            (i)    Each of the Transaction Documents to which BUYER or BUYER's Affiliates are a party duly executed by BUYER or such Affiliates, it being agreed that the assignment and conveyance of the Assets shall be in substantially the form of Exhibit I;

            (ii)   Certificates issued by appropriate Governmental Authorities evidencing the good standing and existence of BUYER in Delaware, as of a date not more than thirty (30) days prior to the Closing Date;

            (iii)  A certificate of a corporate officer or other authorized person dated the Closing Date certifying on behalf of BUYER that the conditions in Sections 8.1(a) and 8.1(b) have been fulfilled;

            (iv)  A legal opinion rendered by BUYER's outside corporate counsel in substantially the form attached as Exhibit D-2.

            (v)   A wire transfer to DEFS of the amount due with respect to the Purchase Price (as set forth in the Preliminary Settlement Statement);

            (vi)  The Transition Services Agreement duly executed by BUYER; and

            (vii) The NGL Agreements duly executed by BUYER.

ARTICLE X

TERMINATION

        10.1    Termination at or Prior to Closing.    This Agreement may be terminated and the transactions contemplated hereby abandoned as follows:

          (a)   DEFS and BUYER may elect to terminate this Agreement at any time prior to the Closing by mutual written consent of the Parties;

          (b)   Either Party by written notice to the other Party may terminate this Agreement if the Closing shall not have occurred on or before August 31, 2003; provided, however, that a Party may not terminate this Agreement if such Party is at such time in material breach of any provision of this Agreement;

          (c)   Either Party may terminate this Agreement at any time on or prior to the Closing if the other Party shall have materially breached any representations, warranties or covenants of such other Party herein contained and the same is not cured within thirty (30) days after receipt of written notice thereof from the non-breaching Party; and

          (d)   Either Party may terminate this Agreement to the extent such termination is expressly authorized by another provision of this Agreement.

        10.2    Effect of Termination.    In the event that Closing does not occur as a result of either Party exercising its right to terminate pursuant to Section 10.1, then neither Party shall have any further rights or obligations under this Agreement, except that (i) nothing herein shall relieve either Party from any liability for any willful breach of this Agreement, and (ii) the provisions of Section 7.3(c) and Article XII shall survive any termination of this Agreement.

ARTICLE XI

INDEMNIFICATION

        11.1    Indemnification by BUYER.    Effective upon Closing, BUYER shall defend, indemnify and hold harmless DEFS and its Affiliates, and all of its and their directors, officers, employees, partners, members, contractors, agents, and representatives (collectively, the "DEFS Indemnitees") from and against any and all Losses asserted against, resulting from, imposed upon or incurred by any of the DEFS Indemnitees as a result of or arising out of:

          (a)   the breach of any of the representations, warranties, covenants, or agreements of BUYER contained in this Agreement;

          (b)   to the extent that DEFS is not required to indemnify BUYER pursuant to Section 11.2, the Assumed Liabilities; and

          (c)   all liabilities or obligations of any kind or nature resulting from or arising out of the ownership, use or operation of the Assets by BUYER, arising out of or relating to periods on and after the Effective Time.

          (d)   All liabilities or obligations of any kind or nature resulting from or arising out of the failure to obtain any DEFS Required Consents.

        11.2    Indemnification by DEFS.    Effective upon Closing, DEFS shall defend, indemnify and hold harmless BUYER and its Affiliates, and all of its and their directors, officers, employees, partners, members, contractors, agents, and representatives (collectively, the "BUYER Indemnitees") from and against any and all Losses asserted against, resulting from, imposed upon or incurred by any of the BUYER Indemnitees as a result of or arising out of:

          (a)   the breach of any of the representations or warranties of DEFS contained in Article 5 of this Agreement;

          (b)   Any Retained Liabilities and the breach of any of the covenants or agreements of DEFS contained in this Agreement;

          (c)   Any Special Liabilities;

          (d)   Environmental Defects and Third Person Claims related thereto with respect to Seminole;

          (e)   Any Environmental Defect for which DEFS has agreed to provide indemnity pursuant to Section 7.4(c)(iii) and any other matter for which DEFS has agreed to indemnify BUYER and which is described on Schedule 11.2(e); and

          (f)    The failure of any Selling Subsidiary to sell, transfer or convey any of such Selling Subsidiary's interest in the Assets to BUYER or as a result of the breach by any Selling Subsidiary of a Transaction Document to which it is a party or by Duke Energy NGL Services, LP under the NGL Agreements, including, without limitation, any breach of the special warranty of title provided by such Selling Subsidiary in any Transaction Document.

        11.3    Deductibles, Caps, Survival and Certain Limitations.

          (a)   Subject to this Section 11.3, all representations, warranties, covenants and indemnities made by the Parties in this Agreement or pursuant hereto shall survive the Closing as hereinafter provided, and shall not be merged into any instruments or agreements delivered at Closing.

          (b)   With respect to the obligations of DEFS:

            (i)    Under Section 11.2(a):

      (A)
      none of the BUYER Indemnitees shall be entitled to assert any right to indemnification after two (2) years from the Effective Time;

      (B)
      none of the BUYER Indemnitees shall be entitled to assert any right to indemnification unless the individual claim or series of related claims which arise out of substantially the same facts and circumstances exceed $25,000;

      (C)
      none of the BUYER Indemnitees shall be entitled to assert any right to indemnification unless such claims in the aggregate exceed $500,000, and then only to the extent that all such claims exceed said amount; and

      (D)
      none of the BUYER Indemnitees shall be entitled to assert any right to indemnification to the extent such claims exceed in the aggregate 50% of the Purchase Price.

            (ii)   None of the BUYER Indemnitees shall be entitled to assert any right to indemnification under Section 11.2(c) or Section 11.2(d) after two (2) years from the Effective Time.

          (c)   The claim for indemnity under this Agreement made by a Party Indemnitee shall be in writing, be based upon a Claim that is actually asserted (and, with respect to a BUYER Indemnitee, be delivered in good faith prior to the respective survival period under Section 11.3(b)), and specify in reasonable detail the specific nature of the Claim for indemnification hereunder ("Claim Notice"). Any such claim that is described in a timely delivered Claim Notice (and substantially related claims arising out of the same facts or circumstances) shall survive with respect to the specific matter described therein; provided, however, that any such claim by any BUYER Indemnitee involving an Environmental Defect or any Environmental Matter shall terminate at the earlier of:

            (i)    the time that DEFS receives closure from a Governmental Authority of the respective Environmental Defect; or

            (ii)   365 days have lapsed after DEFS provided notice of completion of such cleanup activity to the Governmental Authority that has actually asserted jurisdiction over such matter.

          (d)   Notwithstanding anything contained herein to the contrary, in no event shall DEFS be obligated under this Agreement to indemnify (or be otherwise liable hereunder in any way whatsoever to) any of the BUYER Indemnitees with respect to a breach of any representation or warranty, if BUYER had Knowledge thereof at Closing and failed to notify DEFS of such breach prior to Closing pursuant to Section 7.17.

          (e)   Notwithstanding anything contained herein to the contrary, all of BUYER's covenants, representations, warranties, indemnity obligations and other obligations under this Agreement shall be perpetual.

        11.4    Notice of Asserted Liability; Opportunity to Defend.

          (a)   All claims for indemnification hereunder shall be asserted and handled pursuant to this Section 11.4. Any person claiming indemnification hereunder is referred to herein as the "Indemnified Party" or "Indemnitee" and any person against whom such claims are asserted hereunder is referred to herein as the "Indemnifying Party" or "Indemnitor."

          (b)   In the event that any Claim is asserted against or any Loss is sought to be collected from an Indemnifying Party, the Indemnified Party shall with reasonable promptness provide to the Indemnifying Party a Claim Notice. The failure to give any such Claim Notice shall not otherwise affect the rights of the Indemnified Party to indemnification hereunder unless the Indemnified Party has proceeded to contest, defend or settle the Claim or remedy a Loss with respect to which it has failed to give a Claim Notice to the Indemnifying Party. Additionally, to the extent the Indemnifying Party is prejudiced thereby, the failure to provide a Claim Notice to the Indemnifying Party shall relieve the Indemnifying Party from liability for such Claims and Losses that it may have to the Indemnified Party, but only to the extent the liability for such Claims or Losses is directly attributable to such failure to provide the Claim Notice.

          (c)   The Indemnifying Party shall have thirty (30) days from the personal delivery or receipt of the Claim Notice (the "Notice Period") to notify the Indemnified Party (i) whether or not it disputes the liability to the Indemnified Party hereunder with respect to the Claim or Loss, and in the event of a dispute, such dispute shall be resolved in the manner set forth in Section 12.8 hereof, (ii) in the case where Losses are asserted against or sought to be collected from an Indemnified Party by the Indemnified Party, whether or not the Indemnifying Party desires at its own sole cost and expense to attempt to remedy such Losses or (iii) in the case where Claims are asserted against or sought to be collected from an Indemnified Party by a Third Person ("Third Person Claim"), whether or not the Indemnifying Party desires at its own sole cost and expense to defend the Indemnified Party against such Third Person Claim; provided, however, that any Indemnified Party is hereby authorized prior to and during the Notice Period to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party (and of which it shall have given notice and opportunity to comment to the Indemnifying Party) and not prejudicial to the Indemnifying Party.

          (d)   If the Indemnifying Party does not give notice to the Indemnified Party of its election to contest and defend any such Third Person Claim within the Notice Period, then the Indemnifying

  Party shall be bound by the result obtained with respect thereto by the Indemnified Party and shall be responsible for all costs incurred in connection therewith.

          (e)   If the Indemnifying Party is obligated to defend and indemnify the Indemnified Party, and the Parties have a conflict of interest with respect to any such Third Person Claim, then the Indemnified Party may, in its sole discretion, separately and independently contest and defend such Third Person Claim, and the Indemnifying Party shall be bound by the result obtained with respect thereto by the Indemnified Party and shall be responsible for all costs incurred in connection therewith.

          (f)    In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against Third Person Claim, the Indemnifying Party shall have the right to defend all appropriate Proceedings, and with counsel of its own choosing (but reasonably satisfactory to the Indemnified Party) and such Proceedings shall be promptly settled or prosecuted by it to a final conclusion. If the Indemnified Party desires to participate in, but not control, any such defense or settlement it may do so at its sole cost and expense. If the Indemnified Party joins in any such Third Person Claim, the Indemnifying Party shall have full authority to determine all action to be taken with respect thereto.

          (g)   If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Third Person Claim and in making any counterclaim against the Third Person asserting the Third Person Claim, or any cross-complaint against any person. No Third Person Claim may be settled or otherwise compromised without the prior written consent of the Indemnifying Party.

          (h)   At any time after the commencement of defense of any Third Person Claim, the Indemnifying Party may request the Indemnified Party to agree in writing to the abandonment of such contest or to the payment or compromise by the Indemnifying Party of the asserted Third Person Claim, but only if the Indemnifying Party agrees in writing to be solely liable for such Third Person Claim; whereupon such action shall be taken unless the Indemnified Party determines that the contest should be continued and notifies the Indemnifying Party in writing within fifteen (15) days of such request from the Indemnifying Party. In the event that the Indemnified Party determines that the contest should be continued, the amount for which the Indemnifying Party would otherwise be liable hereunder shall not exceed the amount which the Indemnifying Party had agreed to pay to compromise such Third Person Claim; provided that, the other Person to the contested Third Person Claim had agreed in writing to accept such amount in payment or compromise of the Third Person Claim as of the time the Indemnifying Party made its request therefor to the Indemnified Party, and further provided that, under such proposed compromise, the Indemnified Party would be fully and completely released from any further liability or obligation with respect to the matters which are the subject of such contested Third Person Claim.

        11.5    Exclusive Remedy.    AS BETWEEN THE BUYER INDEMNITEES AND THE DEFS INDEMNITEES, AFTER CLOSING (A) THE EXPRESS INDEMNIFICATION PROVISIONS SET FORTH IN THIS AGREEMENT AND THE TRANSACTION DOCUMENTS WILL BE THE SOLE AND EXCLUSIVE RIGHTS, OBLIGATIONS AND REMEDIES OF THE PARTIES WITH RESPECT TO SAID AGREEMENTS, THE EVENTS GIVING RISE THERETO, AND THE TRANSACTIONS PROVIDED FOR THEREIN OR CONTEMPLATED THEREBY AND (B) NEITHER PARTY NOR ANY OF ITS RESPECTIVE SUCCESSORS OR ASSIGNS SHALL HAVE ANY RIGHTS AGAINST THE OTHER PARTY OR ITS AFFILIATES OTHER THAN AS IS EXPRESSLY PROVIDED IN THIS AGREEMENT AND THE TRANSACTION DOCUMENTS.

        11.6    Negligence and Strict Liability Waiver.    WITHOUT LIMITING OR ENLARGING THE SCOPE OF THE INDEMNIFICATION OBLIGATIONS SET FORTH IN THIS AGREEMENT, AN INDEMNIFIED PARTY SHALL BE ENTITLED TO INDEMNIFICATION UNDER THIS

AGREEMENT IN ACCORDANCE WITH THE TERMS HEREOF, REGARDLESS OF WHETHER THE LOSS OR CLAIM GIVING RISE TO SUCH INDEMNIFICATION OBLIGATION IS THE RESULT OF THE SOLE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY, OR VIOLATION OF ANY LAW OF OR BY SUCH INDEMNIFIED PARTY.

        11.7    DTPA Waiver.    TO THE EXTENT APPLICABLE TO THE INTERESTS OR ANY PORTION THEREOF, BUYER HEREBY WAIVES ITS RIGHTS UNDER THE PROVISIONS OF THE TEXAS DECEPTIVE TRADE PRACTICES ACT, CHAPTER 17, SUBCHAPTER E, SECTIONS 17.41 THROUGH 17.63, INCLUSIVE (OTHER THAN SECTION 17.555, WHICH IS NOT WAIVED), OF THE TEXAS BUSINESS & COMMERCIAL CODE (A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS). AFTER CONSULTATION WITH AN ATTORNEY OF ITS CHOICE, BUYER VOLUNTARILY CONSENTS TO THIS WAIVER.

        11.8    Limitation on Damages.    NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IN NO EVENT SHALL EITHER DEFS OR BUYER BE LIABLE TO THE OTHER, OR TO THE OTHER'S INDEMNITEES, UNDER THIS AGREEMENT FOR ANY EXEMPLARY, PUNITIVE, REMOTE, SPECULATIVE DAMAGE, AND EXCEPT FOR REMEDIES EXPRESSLY PROVIDED PURSUANT TO THE TERMS OF THIS AGREEMENT, ANY CONSEQUENTIAL (INCLUDING ANY LOSS OF THROUGHPUT ON THE ASSETS), SPECIAL OR INCIDENTAL DAMAGES OR LOSS OF PROFITS; PROVIDED THAT, IF ANY OF THE DEFS INDEMNITEES OR BUYER INDEMNITEES IS HELD LIABLE TO A THIRD PERSON FOR ANY SUCH DAMAGES AND THE INDEMNITOR IS OBLIGATED TO INDEMNIFY SUCH DEFS INDEMNITEES OR BUYER INDEMNITEES FOR THE MATTER THAT GAVE RISE TO SUCH DAMAGES, THE INDEMNITOR SHALL BE LIABLE FOR, AND OBLIGATED TO REIMBURSE SUCH INDEMNITEES FOR SUCH DAMAGES.

        11.9    Bold and/or Capitalized Letters.    THE PARTIES AGREE THAT THE BOLD AND/OR CAPITALIZED LETTERS IN THIS AGREEMENT CONSTITUTE CONSPICUOUS LEGENDS.

ARTICLE XII

MISCELLANEOUS PROVISIONS

        12.1    Expenses.    Each of DEFS and BUYER will bear its own costs and expenses (including legal fees and expenses) incurred in connection with the negotiation of this Agreement and the transactions contemplated hereby.

        12.2    Further Assurances.    From time to time, and without further consideration, each Party will execute and deliver to the other Party such documents and take such actions as the other Party may reasonably request in order to more effectively implement and carry into effect the transactions contemplated by this Agreement.

        12.3    Apportionment of Property Taxes; Transfer Taxes; and Recording Fees.

          (a)   Prior to the Closing, DEFS shall determine, in accordance with this Section 12.3, the portion of general property Tax attributable to the period from January 1 (of the year in which Closing occurs) to the Effective Time (the "DEFS Property Tax"). DEFS shall pay the amount of the DEFS Property Tax to BUYER at Closing pursuant to the adjustment provisions of Section 3.2. The DEFS Property Tax shall be an amount equal to the product of (i) the amount of such general property Tax for the entire taxable period that includes the Effective Time (or, with respect to any property Tax, the amount of such general property Tax for the immediately preceding taxable period in the case of those Assets, if any, for which such general property Tax for the current period cannot be determined), times (ii) a fraction, the numerator of which is the number of days from January 1 (of the year in which Closing occurs) to the Effective Time and the denominator of which is the total number of days in the entire taxable period. Notwithstanding anything in this Agreement to the contrary, no further adjustment shall be made for such general property Tax, BUYER hereby agreeing to assume the payment of all such general property Tax effective upon the Closing.

          (b)   DEFS and BUYER believe that this purchase and sale of the Assets is exempt from or is otherwise not subject to any and all sales, use, transfer, or similar Taxes. If any such sales, transfer, use or similar Taxes are due or should hereafter become due (including penalty and interest thereon) by reason of this transaction, DEFS shall timely pay and solely bear all such type of Taxes.

          (c)   BUYER shall record all assignments and of the conveyances of Real Property Interests with the appropriate Governmental Authorities. BUYER shall pay all documentary, filing, and recording fees incurred in connection with the filing and recording of the instruments of conveyance. As soon as practicable after Closing, BUYER shall provide DEFS with recorded copies of all documents conveying the Assets to BUYER.

        12.4    Assignment.    Except as specifically permitted by Section 7.15, neither Party may assign this Agreement or any of its rights or obligations arising hereunder without the prior written consent of the other Party; provided, however, that after written notice to DEFS, BUYER may assign its rights and obligations under this Agreement to an Affiliate without the consent of DEFS, but no such assignment shall release BUYER of its liability hereunder.

        12.5    Entire Agreement, Amendments and Waiver.    This Agreement, together with the Transaction Documents, the Confidentiality Agreement and all certificates, documents, instruments and writings that are delivered pursuant hereto and thereto contain the entire understanding of the Parties with respect to the transactions contemplated hereby and supersede all prior agreements, arrangements and understandings relating to the subject matter hereof; provided that the Confidentiality Agreement shall terminate upon Closing. This Agreement may be amended, superseded or canceled only by a written instrument duly executed by the Parties specifically stating that it amends, supersedes or cancels this Agreement. Any of the terms of this Agreement and any condition to a Party's obligations hereunder may be waived only in writing by that Party specifically stating that it waives a term or condition hereof. No waiver by either Party of any one or more conditions or defaults by the other in performance of any of the provisions of this Agreement shall operate or be construed as a waiver of any future conditions or defaults, whether of a like or different character, nor shall the waiver constitute a continuing waiver unless otherwise expressly provided.

        12.6    Severability.    Each portion of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

        12.7    Counterparts.    This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        12.8    Governing Law, Dispute Resolution and Arbitration.

          (a)    Governing Law.    This Agreement shall be governed by, enforced in accordance with, and interpreted under, the Laws of the State of Texas, without reference to conflicts of Laws principles.

          (b)    Negotiation.    In the event of any Arbitrable Dispute, the Parties shall promptly seek to resolve any such Arbitrable Dispute by negotiations between senior executives of the Parties who have authority to settle the Arbitrable Dispute. When a Party believes there is an Arbitrable Dispute under this Agreement, that Party will give the other Party prompt written notice of the Arbitrable Dispute. Within thirty (30) days after receipt of such notice, the receiving Party shall submit to the other a written response. Both the notice and response shall include (i) a statement of each Party's position and a summary of the evidence and arguments supporting such position, and (ii) the name, title, fax number, and telephone number of the executive or executives who will represent that Party. In the event the Arbitrable Dispute involves a claim arising out of the actions of any Person not a signatory to this Agreement, the receiving Party shall have such additional time as necessary, not to exceed an additional thirty (30) days, to investigate the Arbitrable Dispute before submitting a written response. The executives shall meet at a mutually acceptable time and place within fifteen (15) days after the date of the response and thereafter as often as they reasonably deem necessary to exchange relevant information and to attempt to resolve the Arbitrable Dispute. If one of the executives intends to be accompanied at a meeting by an attorney, the other executive shall be given at least five (5) Business Days' notice of such intention and may also be accompanied by an attorney.

          (c)    Failure to Resolve.    If the Arbitrable Dispute has not been resolved within sixty (60) days after the date of the response given pursuant to Section 12.8(b) above, or such additional time, if any, that the Parties mutually agree to in writing, or if the Party receiving such notice denies the applicability of the provisions of Section 12.8(b) or otherwise refuses to participate under the provisions of Section 12.8(b), either Party may initiate binding arbitration pursuant to the provisions of Section 12.8(d) below.

          (d)    Arbitration.    Any Arbitrable Disputes not settled pursuant to the foregoing provisions shall be resolved through the use of binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("Arbitration Rules"), as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code) and in accordance with the following provisions:

            (i)    If there is any inconsistency between this Section 12.8(d) and the Arbitration Rules or the Federal Arbitration Act, the terms of this Section 12.8(d) will control the rights and obligations of the Parties.

            (ii)   Arbitration shall be initiated by a Party serving written notice, via certified mail, on the other Party that the first Party elects to refer the Arbitrable Dispute to binding arbitration, along with the name of the arbitrator appointed by the Party demanding arbitration and a statement of the matter in controversy. Within fifteen (15) days after receipt of such demand for arbitration, the receiving Party shall name its arbitrator. If the receiving Party fails or refuses to name its arbitrator within such fifteen (15) day period, the second arbitrator shall be appointed, upon request of the Party demanding arbitration, by the Chief U.S. District Court Judge for the District of Texas, or such other person designated by such judge. The two arbitrators so selected shall within fifteen (15) days after their designation select a third arbitrator; provided, however, that if the two arbitrators are not able to agree on a third arbitrator within such fifteen (15) day period, either Party may request the Chief U.S. District Court Judge for the District of Texas, or such other person designated by such judge to select the third arbitrator as soon as possible. In the event the Judge declines to appoint an arbitrator, appointment shall be made, upon application of either Party, pursuant to the Commercial Arbitration Rules of the American Arbitration Association. If any arbitrator refuses or fails to fulfill his or her duties hereunder, such arbitrator shall be replaced by the Party which selected such arbitrator (or if such arbitrator was selected by another Person, through the procedure which such arbitrator was selected) pursuant to the foregoing provisions.

            (iii)  The hearing will be conducted in Houston, Texas, no later than sixty (60) days following the selection of the arbitrators or thirty (30) days after all prehearing discovery has been completed, whichever is later, at which the Parties shall present such evidence and witnesses as they may choose, with or without counsel. The Parties and the arbitrators should proceed diligently and in good faith in order that the award may be made as promptly as possible.

            (iv)  Except as provided in the Federal Arbitration Act, the decision of the arbitrators will be binding on and non-appealable by the Parties. Any such decision may be filed in any court of competent jurisdiction and may be enforced by any Party as a final judgment in such court.

            (v)   The arbitrators shall have no right or authority to grant or award damages that are precluded by Section 11.8.

            (vi)  The Federal Rules of Civil Procedure, as modified or supplemented by the local rules of civil procedure for the U.S. District Court of Texas, shall apply in the arbitration. The Parties shall make their witnesses available in a timely manner for discovery pursuant to such rules. If a Party fails to comply with this discovery agreement within the time established by the arbitrators, after resolving any discovery disputes, the arbitrators may take such failure to comply into consideration in reaching their decision. All discovery disputes shall be resolved by the arbitrators pursuant to the procedures set forth in the Federal Rules of Civil Procedure.

            (vii) Adherence to formal rules of evidence shall not be required. The arbitrators shall consider any evidence and testimony that they determine to be relevant.

            (viii) The Parties hereby request that the arbitrators render their decision within thirty (30) days following conclusion of the hearing.

            (ix)  The defenses of statute of limitations and laches shall be tolled from and after the date a Party gives the other Party written notice of an Arbitrable Dispute as provided in Section 12.8(b) above until such time as the Arbitrable Dispute has been resolved pursuant to Section 12.8(b), or an arbitration award has been entered pursuant to this Section 12.8(b).

          (e)    Recovery of Costs and Attorneys' Fees.    In the event arbitration arising out of this Agreement is initiated by either Party, after the entry of a final non-appealable order, if one Party has predominantly prevailed in the dispute, it shall be entitled to recover from the other Party all court costs, fees and expenses of such arbitration, including reasonable attorneys' fees that are specifically included in the arbitration award.

          (f)    Choice of Forum.    If, despite the Parties' agreement to submit any Arbitrable Disputes to binding arbitration, there are any court proceedings arising out of or relating to this Agreement or the transactions contemplated hereby, such proceedings shall be brought and tried in, and the Parties hereby consent to the jurisdiction of, the federal or state courts situated in Houston, Texas.

          (g)    Jury Waivers.    THE PARTIES HEREBY WAIVE ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY.

          (h)    Settlement Proceedings.    All aspects of any settlement proceedings, including discovery, testimony and other evidence, negotiations and communications pursuant to this Section 12.8, briefs and the award shall be held confidential by each Party and the arbitrators, and shall be treated as compromise and settlement negotiations for the purposes of the Federal and State Rules of Evidence.

        12.9    Notices and Addresses.    Any notice, request, instruction, waiver or other communication to be given hereunder by either Party shall be in writing and shall be considered duly delivered if personally delivered, mailed by certified mail with the postage prepaid (return receipt requested), sent by messenger or overnight delivery service, or sent by facsimile to the addresses of the Parties as follows:

    BUYER:

    Crosstex Energy Services, L.P.
    2501 Cedar Springs, Suite 600
    Dallas, Texas 75201
    Attention: Barry E. Davis, President
    Telephone: (214) 953-9500
    Facsimile: (214) 953-9501

    with a copy to:

    Hunton & Williams
    Energy Plaza, 30th Floor
    1601 Bryan Street
    Dallas, Texas 75201
    Attention: Joe A. Davis
    Telephone: (214) 979-3038
    Facsimile: (214) 880-0011

    DEFS:

    Duke Energy Field Services, LP
    370 - 17th Street, Suite 900
    Denver, Colorado 80202
    Telephone: (303) 595-3331
    Facsimile: (303) 595-0480
    Attn: President

    with a copy to:

    Duke Energy Field Services, LP
    370 - 17th Street, Suite 900
    Denver, Colorado 80202
    Telephone: (303) 595-3331
    Facsimile: (303) 893-8902
    Attn: General Counsel

or at such other address as either Party may designate by written notice to the other Party in the manner provided in this Section 12.9. Notice by mail shall be deemed to have been given and received on the third (3rd) day after posting. Notice by messenger, overnight delivery service, facsimile transmission or personal delivery shall be deemed given on the date of actual delivery.

        12.10    Press Releases.    Except as may otherwise be required by securities Laws and public announcements or disclosures that are, in the reasonable opinion of the Party proposing to make the announcement or disclosure, legally required to be made, there shall be no press release or public communication concerning the transactions contemplated by this Agreement by either Party except with the prior written consent of the Party not originating such press release or communication, which consent shall not be unreasonably withheld or delayed. BUYER and DEFS will consult in advance on the necessity for, and the timing and content of, any communications to be made to the public and, subject to legal constraints, to the form and content of any application or report to be made to any Governmental Authority that relates to the transactions contemplated by this Agreement.

        12.11    Offset.    Nothing contained herein or in any Transaction Document shall create a right of offset or setoff for any Party, and each Party hereby waives and disclaims any right of offset or setoff under all applicable Law or common Law.

        12.12    No Partnership; Third Party Beneficiaries.    Nothing in this Agreement shall be deemed to create a joint venture, partnership, tax partnership, or agency relationship between the Parties. Nothing in this Agreement shall provide any benefit to any Third Person or entitle any Third Person to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement shall not be construed as a third-party beneficiary contract; provided, however, that the indemnification provisions of Article XI shall inure to the benefit of the BUYER Indemnitees and the DEFS Indemnitees as provided therein.

        12.13    Negotiated Transaction.    The provisions of this Agreement were negotiated by the Parties, and this Agreement shall be deemed to have been drafted by both Parties.

        12.14    Non-Compete; Confidentiality.

          (a)   For a period of two years following the Closing Date, DEFS agrees, for itself and for its Affiliates, and their respective successors or assigns (collectively, the "DEFS Companies") that the DEFS Companies will not, directly or indirectly, compete with BUYER or its Affiliates by (i) acquiring transportation capacity on the AIM System, (ii) selling natural gas to any facility served, previously served by or connected to the AIM System at the Effective Time, or (iii) purchasing natural gas produced from any production facilities connected to the AIM System at the Effective Time. DEFS, for itself and each of the DEFS Companies, acknowledges that the restrictions contained in this Section 12.14 are reasonable and necessary to protect the legitimate interests of BUYER and its Affiliates, and that BUYER would not have entered into this Agreement in the absence of such restrictions. DEFS, for itself and each of the DEFS Companies, also acknowledges that any breach of Section 12.14 will cause continuing and irreparable injury to BUYER for which monetary damages would not be an adequate remedy. In the event of such breach by any of the DEFS Companies, BUYER shall have the right to enforce the provisions of this Section 12.14 by seeking injunctive or other equitable relief in any court, and this Agreement shall not in any way limit remedies of equity available to BUYER. In the event that the provisions of this Section 12.14 should ever be adjudicated to exceed the time, geographic, or other limitations permitted by applicable Law in any applicable jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, or other limitations permitted by applicable Law. Notwithstanding the foregoing, the restrictions contained in this Section 12.14(a) shall not apply (i) following the acquisition of DEFS or substantially all of its assets by a Third Person, or the merger or consolidation of DEFS with a Third Person other than the Persons owning DEFS as of the date hereof, or (ii) if DEFS acquires directly or indirectly assets capable of being served by the AIM System or which include capacity on the AIM System as part of a transaction having a total value in excess of $200,000,000.

          (b)   Effective at Closing, the Confidentiality Agreement is terminated, and DEFS will assign to BUYER the benefit of and the right to enforce any other confidentiality agreement entered into by DEFS or any of its Affiliates related to the sale or any attempt to sell the Assets. From and after Closing, DEFS will not, except as required by applicable Law, disclose any "Proprietary Information" as defined in the Confidentiality Agreement to any other Person or otherwise use any such Proprietary Information to the competitive disadvantage of BUYER.

          (c)   Without the prior written consent of the other Party, neither Party shall publicly disclose the terms of the transactions contemplated herein, this Agreement or the Exhibits or Schedules hereto unless in the opinion of counsel to the disclosing Party, such disclosure is required by law, or such disclosure is requested by any Governmental Authority, in which event, the disclosing Party shall give the other Party as much prior written notice as practicable under the circumstances and will cooperate with such other Party in obtaining confidential treatment of such information as such other Party may reasonably request.

        THE PARTIES HAVE signed this Agreement by their duly authorized officials as of the date first set forth above.

DUKE ENERGY FIELD SERVICES, LP
By:	/s/ GREG K. SMITH
Name:	Greg K. Smith
Title:	Vice President
CROSSTEX ENERGY SERVICES, L.P. By Crosstex Energy Services GP, LLC, Its general partner
By:	/s/ JACK M. LAFIELD
Name:	Jack M. Lafield
Title:	Senior Vice President

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  Exhibit 10.11
TABLE OF CONTENTS
PURCHASE AND SALE AGREEMENT
RECITALS
ARTICLE I CERTAIN DEFINITIONS
ARTICLE II THE TRANSACTION
ARTICLE III ADJUSTMENTS, PRORATIONS AND SETTLEMENT
ARTICLE IV ASSUMED OBLIGATIONS
ARTICLE V REPRESENTATIONS AND WARRANTIES OF DEFS
ARTICLE VI REPRESENTATIONS AND WARRANTIES OF BUYER
ARTICLE VII COVENANTS AND ACCESS
ARTICLE VIII CONDITIONS TO CLOSING
ARTICLE IX CLOSING
ARTICLE X TERMINATION
ARTICLE XI INDEMNIFICATION
ARTICLE XII MISCELLANEOUS PROVISIONS